EXECUTION VERSION

STOCKHOLDERS AGREEMENT

by and among

SRS INVESTMENT HOLDINGS, INC.,

WCAS SRS CO-INVESTMENT, L.P.,

CLAIMS SERVICES GROUP, INC.,

solely for the purposes of Article XI and Article XIV,
SOLERA HOLDINGS, INC.,

solely for the purposes of Article XIV,
AUDATEX NORTH AMERICA, INC.,

and

Each other holder of Acquired Securities
on or after the date of this Agreement

Dated as of November 13, 2013

K&E NY: 29592138.2

TABLE OF CONTENTS
Page
Article I Definitions     2
Article II Board of Directors; Board Committees     20
2.1    Composition of the Board     20
2.2    Board Co-Chairs     20
2.3    Subsidiary Boards                                         20
2.4    Removal; Vacancies                                         21
2.5    Board Meetings; Quorum                                     21
2.6    Board Action; Action without a Meeting                             23
2.7    Board Committees                                         24
2.8    Voting Agreement                                         25
2.9    Inconsistent Agreements                                     25
2.10    Board Observers                                         25
2.11    Irrevocable Proxy                                         26
Article III Officers                                             26
3.1    Appointment of Officers                                     26
3.2    Removal; Resignation and Filling of Vacancy of Officers                     27
3.3    Duties and Powers of the Chief Executive Officer                         27
3.4    Election; Duties and Powers of the Chief Financial Officer                     27
3.5    Election; Duties and Powers of the President of SRS DR Holdco LLC             28
Article IV Dividend Policy                                         28
Article V Representations and Warranties of the Stockholders                     28
Article VI Transfers                                             29
6.1    Restrictions on Transfer of Stockholder Shares                         29
6.2    Permitted Transfers                                         29
6.3    Termination of Restrictions                                     29
6.4    Legends                                             29
6.5    Transfer Requirements                                     30
6.6    Void Transfers                                             31
6.7    Transfer of Interest in the General Partner of WCAS SRS                     31
Article VII Approved Sale                                         31
7.1    Approved Sale                                             31
7.2    Consent to an Approved Sale                                     31
7.3    Actions in Connection with an Approved Sale                         32
7.4    Ancillary Documents                                         33
7.5    Appointment of a Purchaser Representative                             33
7.6    Costs and Expenses of Approved Sale                             33
7.7    Most Favored Nation Pricing of S                                 34

i

TABLE OF CONTENTS (CONT’D)

Page

7.8    Company Actions in Connection with a WCAS SRS Directed Approved Sale         34
Article VIII WCAS Put Rights; S Call Rights                             35
8.1    WCAS Annual Put Right                                     35
8.2    WCAS Special Put Right                                     36
8.3    S Call Right                                             37
8.4    Blackout Period                                         37
8.5    Rights with Respect to Acquired Securities                             37
8.6    Procedures for Transfer of Call/Put Shares                             39
8.7    Certain Payments by WCAS SRS                                 40
8.8    Failure to Timely Pay the Call/Put Price                             40
8.9    Limited Cure Right                                         42
8.10    Calculation of Call/Put Prices; Disputes Regarding Aggregate Call/Put Price         42
Article IX Subscription Rights                                     44
9.1    Subscription Rights                                         44
9.2    Procedures Regarding Subscription Rights                             44
9.3    Termination of Subscription Rights                                 45
Article X Information Rights; Access                                 45
10.1    Information Rights                                         45
10.2    Access                                                 46
10.3    Other Information                                         46
Article XI Restrictive Covenants                                     46
11.1    Corporate Opportunities                                     46
11.2    Non-Competition                                         48
11.3    Affiliate Arrangements                                     50
11.4    Confidentiality                                         50
11.5    Non-Solicitation; No Hire                                     52
11.6    Use of Intellectual Property                                     52
11.7    Certain Restrictions on other Agreements of the Stockholders                 53
11.8    Specific Performance and Injunctive Relief                             54
11.9    Acknowledgement                                         54
Article XII Insurance and Expense Reimbursement                         54
12.1    Directors and Officers Liability Insurance                             54
12.2    Expense Reimbursement                                     54
Article XIII Termination                                         55
Article XIV Miscellaneous                                         55
14.1    Amendment and Waiver                                     55
14.2    Severability                                             55
14.3    Entire Agreement                                         55
14.4    Successors and Assigns                                     55
14.5    Counterparts                                             56
14.6    Remedies                                             56

ii

TABLE OF CONTENTS (CONT’D)

Page

14.7    Notices                                             56 14.8    Governing Law                                         56
14.9    Mutual Waiver of Jury Trial                                     56
14.10    Jurisdiction; Venue                                         57
14.11    Descriptive Headings                                         57
14.12    No Strict Construction                                     57
14.13    No Third-Party Beneficiaries                                     57
14.14    Further Assurances                                         57
14.15    Interpretative Matters                                         58
14.16    Time of the Essence; Computation of Time                             58
14.17    S Guaranty                                             58

STOCKHOLDERS AGREEMENT
This STOCKHOLDERS AGREEMENT (this “Agreement”) is made as of November 13, 2013 by and among (i) SRS Investment Holdings, Inc., a Delaware corporation (the “Company”), (ii) WCAS SRS Co-Investment, L.P., a Delaware limited partnership (“WCAS SRS”), (iii) Claims Services Group, Inc., a Delaware corporation (“S”), (iv) solely for the purposes of Article XI and Article XIV, Solera Holdings, Inc., a Delaware corporation (together with its successors, “S Parent”), (v) solely for the purposes of Article XIV, Audatex North America, Inc., a Delaware corporation (together with S Parent, the “Guarantors”), and (vi) each holder of Acquired Securities on or after the date of this Agreement (the “Additional Stockholders,” and together with WCAS SRS and S, the “Stockholders”). Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to them in Article I hereof.
WHEREAS, pursuant to that certain Contribution and Exchange Agreement (the “Contribution Agreement”), dated as of the date hereof, by and between WCAS SRS and the Company, on the date hereof and substantially contemporaneously with the execution of this Agreement, WCAS SRS contributed 390,300.8523 shares of common stock, par value $0.01 per share, of WCAS SRS Holdings, Inc., a Delaware corporation, to the Company in exchange for 8,000 shares of Class A Common Stock of the Company, par value $0.01 (the “Class A Common Stock”) and 382,300.8523 shares of Class B Common Stock of the Company, par value $0.01 (the “Class B Common Stock” and together with the Class A Common Stock, the “Common Stock”);
WHEREAS, pursuant to that certain Recapitalization Agreement (the “Recapitalization Agreement”), dated as of October 3, 2013, by and among S, WCAS SRS, the Company, Service Repair Solutions, Inc., and Welsh, Carson, Anderson & Stowe XI, L.P. (“WCAS XI”), on the date hereof and substantially contemporaneously with the execution of this Agreement, S purchased (i) 71,000 shares of Class A Common Stock from the Company, (ii) 117,051.0885 shares of Class B Common Stock from the Company, (iii) 4,000 shares of Class A Common Stock from WCAS SRS and (iv) 97,124.8819 shares of Class B Common Stock from WCAS SRS;
WHEREAS, after giving effect to the Recapitalization Agreement, each Stockholder is the record owner of the number of shares of Common Stock set forth opposite such Stockholder’s name on the Schedule A, attached hereto, and, except as set forth on Schedule A, no shares of Common Stock or any other Equity Securities of the Company are issued and outstanding on the date hereof; and
WHEREAS, the Company and the Stockholders desire to enter into this Agreement for the purposes of, among others, (i) establishing the composition of the Company’s Board of Directors (the “Board”), (ii) assuring continuity in the management and ownership of the Company and (iii) setting forth the respective rights, powers, privileges, preferences, interests and obligations of the Stockholders with respect to the Company and their respective Stockholder Shares.
NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement, each intending to be legally bound, hereby agree as follows:
Article I
Definitions
As used in this Agreement, the following terms shall have the respective following meanings:
“1 + 3 Plan” means the strategic plan of the Company developed and approved annually by the Board (and otherwise approved as required by this Agreement) which describes 1-year and 3-year planning initiatives of the Company, or any medium-term strategic planning initiative that serves as a replacement thereof, and presents the annual operating budget and the planned capital expenditures of the Company and its Subsidiaries.
“5% Owner” has the meaning set forth in the definition of “Independent Third Party”.
“2018 Indenture” means that certain Indenture, dated as of June 14, 2011, by and among Audatex North America, Inc., each of the Guarantors party thereto and U.S. Bank National Association (as trustee).
“2021 Indenture” means that certain Indenture, dated as of July 2, 2013, among Audatex North America, Inc., S Parent, the other guarantors party thereto and U.S. Bank National Association (as trustee).
“Acquired Securities” has the meaning set forth in Section 6.5.2.
“Additional Stockholder” has the meaning set forth in the preamble.
“Affiliate” means, when used with reference to a particular Person, any other Person directly or indirectly controlling, controlled by or under common control with, such particular Person, where “control” means (and the terms “controlling” and “controlled” shall have correlative meanings) the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether by or through the ownership of voting securities, agency or otherwise, or pursuant to or in connection with any agreement, arrangement or other understanding (whether written or oral); provided that (a) no limited partner of WCAS XI or its affiliated private equity funds shall be deemed an Affiliate of WCAS SRS (including in its capacity as a WCAS SRS Co-Investor) and (b) with respect to Article XI, no portfolio company of WCAS XI or its affiliated private equity funds shall be deemed an Affiliate of WCAS SRS unless (i) the board of directors, or equivalent governing body, of such portfolio company is controlled by WCAS XI or its affiliated private equity funds or (ii) WCAS XI and/or its affiliated private equity funds own greater than 50% of the Equity Securities entitled to vote on the election of directors, managers or other members of the governing body of such portfolio company or greater than 50% of the total common stock or Equity Securities entitled to the residual value of such portfolio company. Notwithstanding the foregoing, each of S and WCAS SRS will be deemed Affiliates of the Company, unless otherwise indicated.
“Affiliate Transaction” has the meaning set forth in Section 11.3.1.
“Aggregate Annual Put Purchase Price” means (a) the aggregate value of the Annual Put Shares subject to a particular Annual Put Notice as of the date of delivery of such Annual Put Notice determined from a calculation of the aggregate equity value of the Company determined in accordance with the following provisions and taking into account the economic value of the then existing and outstanding Equity Securities (on a Vested Fully Diluted Basis) of the Company as of the date of determination, minus (b) the sum of (i) the Call/Put Fee Reduction Amount plus (ii) solely in the case of any Final Put Shares included in the exercise of the WCAS Annual Put Right, the product of the Bond Refinance Per Final Share Reduction Amount multiplied by the number of Final Put Shares put to S in such exercise of the WCAS Annual Put Right plus (iii) the Cullen Payment Amount plus (iv) solely in the case of the Final Annual Put, if the IR Transactions have not been consummated prior to payment in full of the Aggregate Annual Put Purchase Price (together with all amounts accrued thereon) with respect thereto, the True Up Amount, if any; provided that in no event shall the amount determined from the result of subtracting clause (b) from clause (a) be less than $0. The aggregate equity value of the Company shall be calculated as: (i) the product of (A) the Company’s EBITDA for the most recently ended 12-month period prior to delivery of the applicable Annual Put Notice multiplied by (B) fifteen (15), plus (ii) the amount of Cash and Cash Equivalents of the Company and its Subsidiaries as of the last day of the most recently ended month prior to delivery of the applicable Annual Put Notice minus (iii) the aggregate amount of the Indebtedness of the Company and its Subsidiaries as of the last day of the most recently ended month prior to delivery of the applicable Annual Put Notice. Any disputes with respect to the determination of the aggregate value of the Annual Put Shares shall be resolved pursuant to Section 8.10.
For illustrative purposes only, the Aggregate Annual Put Purchase Price in the preceding paragraph shall be calculated as follows:

For the avoidance of doubt, in the event of any conflict between the formula set forth in the immediately preceding sentence and the first paragraph of this definition, the first paragraph of this definition shall control.
“Aggregate Call Purchase Price” means the greater of:
(a)    (i) the product of (A) the Original Per Share WCAS Closing Value multiplied by (B) the number of Call Shares multiplied by (C) three (3), minus (ii) the sum of (w) the product of (A) the Call/Put Dividend Reduction Amount multiplied by (B) the number of Call Shares plus (x) the Bond Refinance Reduction Remainder plus (y) the Cullen Payment Amount plus (z) if the IR Transactions have not been consummated prior to payment in full of the Aggregate Call Purchase Price (together with all amounts accrued thereon), the True Up Amount, if any; provided that in no event shall the amount determined from the result of subtracting clause (ii) from clause (i) be less than $0; and
(b)    (i) the aggregate value of the Call Shares as of the date of delivery of the Call Notice determined from a calculation of the aggregate equity value of the Company determined in accordance with the following provisions and taking into account the economic value of the then existing and outstanding Equity Securities (on a Vested Fully Diluted Basis) of the Company as of the date of determination minus (ii) the sum of (A) the Call/Put Fee Reduction Amount plus (B) the Bond Refinance Reduction Remainder plus (C) the Cullen Payment Amount plus (D) if the IR Transactions have not been consummated prior to payment in full of the Aggregate Call Purchase Price (together with all amounts accrued thereon), the True Up Amount, if any; provided that in no event shall the amount determined from the result of subtracting clause (ii) from clause (i) be less than $0. The aggregate equity value of the Company shall be calculated as: (x) the product of (A) the Company’s EBITDA for the most recently ended 12-month period prior to delivery of the Call Notice multiplied by (B) fifteen (15), plus (y) the amount of Cash and Cash Equivalents of the Company and its Subsidiaries, as of the last day of the most recently ended month prior to delivery of the Call Notice, minus (z) the aggregate amount of Indebtedness of the Company and its Subsidiaries as of the last day of the most recently ended month prior to delivery of the Call Notice. Any disputes with respect to the determination of the aggregate value of the Call Shares shall be resolved pursuant to Section 8.10.
For illustrative purposes only:

(i)    the amount set forth clause (a) of this definition shall be calculated as follows:

(ii)    the amount set forth in clause (b) of this definition shall be calculated as follows:

In the event of any conflict between clause (a) and clause (i) of this definition, clause (a) shall control. In the event of any conflict between clause (b) and clause (ii) of this definition, clause (b) shall control.

“Agreement” has the meaning set forth in the preamble.
“Annual Meeting” has the meaning set forth in Section 2.5.1(a)(i).
“Annual Put Closing Deadline” has the meaning set forth in Section 8.1.5.
“Annual Put Limit” has the meaning set forth in Section 8.1.3.
“Annual Put Notice” has the meaning set forth in Section 8.1.1.
“Annual Put Shares” has the meaning set forth in Section 8.1.1.
“API” means Auto Point, Inc., a Delaware corporation.
“Applicable Late Payment Rate” means the applicable of the following:
(a)    during the Call/Put Grace Period with respect to any Call/Put Exercise, an interest rate equal to 15% per annum;
(b)    during the Reinstatement Period with respect to any Call/Put Exercise, an interest rate equal to 17.5% per annum; and
(c)    following the Reinstatement Period with respect to any Call/Put Exercise, an interest rate equal to 20% per annum.
“Applicable Related Party” means each of the Company, S and WCAS SRS; provided that the Company shall not be deemed an Affiliate of either S or WCAS SRS in their capacities as Applicable Related Parties.
“Applicable Related Party Intellectual Property” has the meaning set forth in Section 11.6.
“Applicable Related Party Products” has the meaning set forth in Section 11.6.
“Approved Sale” has the meaning set forth in Section 7.1.
“Attorney-In-Fact” has the meaning set forth in Section 2.11.
“Blackout Period” means the period beginning ten (10) trading days before any announcement by S Parent of its quarterly earnings or annual earnings and ending three (3) trading days after any such announcement. For the purposes of this definition, a “trading day” shall be any day on which the New York Stock Exchange is open for the purposes of conducting business.
“Board” has the meaning set forth in the recitals.
“Bond Refinance Reduction Amount” means an amount equal to $10,552,911.61.
“Bond Refinance Per Final Share Reduction Amount” means an amount equal to the quotient of (a) the Bond Refinance Reduction Amount divided by (b) 72,294.
“Bond Refinance Reduction Remainder” means an amount equal to the difference between (a) the Bond Refinance Reduction Amount minus (b) the product of (i) the Bond Refinance Per Final Share Reduction Amount multiplied by (ii) the number of Final Put Shares that have been put to S pursuant to the WCAS Annual Put Right or the WCAS Special Put Right prior to the exercise of the S Call Right.
“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York, New York or Las Vegas, Nevada are authorized or required by law to close.
“Call Closing Deadline” has the meaning set forth in Section 8.3.2.
“Call Notice” has the meaning set forth in Section 8.3.1.
“Call/Put Closing Deadline” means the applicable of any Call Closing Deadline, Annual Put Closing Deadline or Special Put Closing Deadline.
“Call/Put Default” means the failure of S or any Guarantor to pay, or cause to be paid, the Call/Put Price in full together with all amounts accrued with respect thereto in connection with any Call/Put Exercise prior to the end of any Reinstatement Period with respect thereto.
“Call/Put Dividend Reduction Amount” means with respect to any particular Call/Put Share, the aggregate amount of cash dividends paid in respect of such Call/Put Share after the date hereof and prior to the closing of the purchase of such Call/Put Share; provided that such amounts shall be included in the determination of the Call/Put Dividend Reduction Amount to the extent any prior Special Put Purchase Price was not reduced by such amounts.
“Call/Put Exercise” means the exercise of any S Call Right, WCAS Annual Put Right or WCAS Special Put Right by a Person entitled to exercise such right.
“Call/Put Fee Reduction Amount” means, with respect to any Call/Put Exercise, the aggregate amount of all management or similar fees (if any) paid by the Company or any of its Subsidiaries to WCAS SRS or its Affiliates after the date hereof and prior to the closing of such Call/Put Exercise; provided that such amounts shall be included in the determination of the Call/Put Fee Reduction Amount to the extent any prior Aggregate Annual Put Purchase Price(s) was not reduced by such amounts. For the avoidance of doubt, no amount paid to WCAS SRS or its Affiliates pursuant to Section 12.2 shall be included in the determination of the Call/Put Fee Reduction Amount.
“Call/Put Grace Period” means, with respect to any Call/Put Exercise, the period beginning on the day immediately following the applicable Call/Put Closing Deadline with respect thereto and ending at the end of the day that is thirty (30) consecutive days following such Call/Put Closing Deadline.
“Call/Put Notice” means any Call Notice, Annual Put Notice or Special Put Notice, as applicable.
“Call/Put Price” means the Aggregate Call Purchase Price, the Aggregate Annual Put Purchase Price or the Special Put Purchase Price, as applicable.
“Call/Put Shares” means, as applicable, any Call Shares, Annual Put Shares, or Special Put Shares that are the subject of a Call/Put Notice.
“Call Shares” has the meaning set forth in Section 8.3.1.
“Cash and Cash Equivalents” means the sum of all cash, cash equivalents and marketable securities of the Company and its Subsidiaries, whether or not kept “on site” or held in deposit, checking, brokerage or other accounts of or in any safety deposit box or other physical storage device provided by a financial institution. Notwithstanding the previous sentence, Cash and Cash Equivalents shall be (a) reduced for (i) uncleared checks, drafts and wires issued by the Company or any of its Subsidiaries and uncleared by the bank, (ii) the earned and unpaid amounts (if any) of performance-based cash bonuses pursuant to the Management Incentive Plan outstanding at the time of the applicable Call/Put Closing Deadline for which a Call/Put Price is calculated, (iii) solely with respect to any Cash and Cash Equivalents held by a Subsidiary that is organized outside the United States and Canada, the amount of additional United States federal, state or local income tax that would be paid by the Company and its United States Subsidiaries in the taxable year of the repatriation (computed on a “with-and-without” basis), if such Cash and Cash Equivalents actually were repatriated on the date of determination, and (b) increased for checks, drafts and wires deposited for the account of the Company and its Subsidiaries and not credited to the account of the Company or any of its Subsidiaries.
“Charter” means that certain Amended and Restated Certificate of Incorporation of the Company, as in effect from time to time.
“Co-Chairs” has the meaning set forth in Section 2.2.
“Co-Investors” means WCAS SRS and S.
“Common Stock” has the meaning set forth in the recitals.
“Company” has the meaning set forth in the preamble.
“Company Business” means the business of the Company and its Subsidiaries in any and all markets globally, including as presently conducted and as presently proposed to be conducted consisting of:
(a)    the capture, collection (including through the use of hotlines, online forums and repair orders), analysis and organization of experiential mechanical repair data collected from mechanical automobile repair centers and mechanical automobile repair technicians (other than original equipment manufacturer data generally available for license directly from an original equipment manufacturer or indirectly from its licensee(s)) of the type that is or has been used in connection with or is otherwise attributable or related to any of the activities set forth in clause (b)(i) through clause (b)(viii) of this definition;
(b)    the design, development, operation, marketing, commercialization and sale of services, technology and software products, in each case, as derived from experiential mechanical repair data collected from mechanical automobile repair centers and mechanical automobile repair technicians (other than original equipment manufacturer data generally available for license directly from an original equipment manufacturer or indirectly from its licensee(s) that is used as part of a collision repair) and for use in connection with the following to:
(iii)    diagnose mechanical issues for vehicles, including to identify non-performing parts;
(iv)    validate vehicular mechanical diagnoses;
(v)    provide predictive vehicle maintenance to aid, facilitate, instruct, guide or otherwise assist in vehicular mechanical repair and part replacement procedures;
(vi)    identify vehicle scheduled maintenance recommendations;
(vii)    maintain an online forum for vehicle mechanics to discuss and access mechanical vehicle repair information, instructions and guidance;
(viii)    provide website portals to access original equipment manufacturer software updates for vehicle computer systems;
(ix)    estimate vehicle mechanical repair work costs and expenses; and/or
(x)    diagnose mechanical electrical vehicular issues (including, for example, through the device developed by the Company and currently being offered by a third party); and
(c)    at all times prior to the consummation of the IR Transactions, the IR Business.
“Competing Business” has the meaning set forth in Section 11.1.2(a).
“Competing Business Territory” has the meaning set forth in Section 11.1.2(b).
“Confidential Information” has the meaning set forth in Section 11.4.4.
“Contribution Agreement” has the meaning set forth in the recitals.
“Cullen Payment Amount” means 50% of any payment actually made to Thomas Charles Cullen (or directed by him to other parties) pursuant to Section 4(c) of that certain Employment Agreement, dated as of April 15, 2013, by and between Identifix, Inc. and Thomas Charles Cullen, which amount may be $0; provided that such amount shall be included in the determination of the Cullen Payment Amount to the extent any prior Aggregate Annual Put Purchase Price(s) or any Special Put Purchase Price has not been reduced by such amount.
“Disclosure Schedule” means that certain Disclosure Schedule that, with respect to Schedule A of the Disclosure Schedule, shall be delivered by S and that, with respect to Schedule B of the Disclosure Schedule, shall be delivered by S and WCAS SRS.
“Disputed Item” has the meaning set forth in Section 8.10.2.
“EBITDA” has the meaning set forth on Exhibit A.
“Effective Time” means the time of execution and delivery of this Agreement on the date of this Agreement, which shall be deemed to have occurred substantially contemporaneously with giving effect to the transactions contemplated by the Contribution Agreement and the Recapitalization Agreement.
“Eligible Stockholder” shall mean WCAS SRS, S and any other Stockholder (each, together with its Affiliates) holding in excess of one percent (1%) of the total shares of Common Stock outstanding as of the date of determination (on a Fully Diluted Basis).
“Equity Securities” of a Person means, as applicable, (a) any capital stock, membership interests or other share capital of such Person, (b) any securities of such Person, directly or indirectly convertible into or exchangeable for any capital stock, membership interests or other share capital of such Person or containing any profit participation features with respect to such Person, (c) any rights or options directly or indirectly to subscribe for or to purchase any capital stock, membership interests, other share capital of such Person or securities containing any profit participation features with respect to such Person or directly or indirectly to subscribe for or to purchase any securities directly or indirectly convertible into or exchangeable for any capital stock, membership interests, other share capital of such Person or securities containing any profit participation features with respect to such Person, (d) any share appreciation rights, phantom share rights or other similar rights relating to such Person, and (e) any Equity Securities of such Person issued or issuable with respect to the securities referred to in clauses (a) through (d) above in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization.
“Executive” has the meaning set forth in the definition of “Executive Bonus Amount”.
“Executive Bonus Amount” means an amount, if any, equal to the aggregate after tax cost (using a tax rate of 35.8% and assuming the realization of the full benefit of the full deductibility of such payments for United States federal and state income tax purposes) of any payments made on or before the date of payment of any Special Put Purchase Price to the Executive identified on Schedule B as the “Executive” (the “Executive”) as a Time-Based Cash Bonus under the Management Incentive Plan contemplated by the Performance Bonus Plan Term Sheet set forth on Schedule B of the Disclosure Schedule; provided that such amounts shall be included in the determination of the Special Put Purchase Price solely to the extent such amounts have not previously been taken into account in calculating any prior Special Put Purchase Price. Notwithstanding the foregoing, in the event that any amounts under the Time-Based Cash Bonus are earned by the Executive, but unpaid as of the date of determination, such amount will be deemed to have been paid for purposes of this definition.
“Exempt Transfer” means any Transfer pursuant to a Public Sale.
“Fair Market Value” means, with respect to any Equity Securities or debt securities, the fair market value of such Equity Securities or debt securities as of a given date as determined in good faith by mutual written agreement of the Co-Investors, or by the Independent Valuation Firm, in each case, without discounts for lack of marketability or minority interest and taking into consideration what a willing buyer would pay, and a willing seller would accept in an arm’s length transaction, the Company’s historic and projected earnings, and potential buyers of the Company.
“Family Group” means, with respect to any individual, such individual’s spouse, siblings, ancestors and descendants (whether natural or adopted) and any trust or other entity (including a corporation, partnership or limited liability company) formed solely for the benefit of such individual or such individual’s spouse, siblings, their respective ancestors or descendants (whether natural or adopted).
“Final Annual Put” means an exercise of the WCAS Annual Put Right with respect to all of the Original WCAS Shares which have not been previously put to S.
“Final Put Shares” means a number of Original WCAS Shares equal to 72,294, which represent the last 72,294 Original WCAS Shares put to S pursuant to the WCAS Annual Put Right or the WCAS Special Put Right. For the avoidance of doubt, a Final Put Share may be put in the Final Annual Put or the Final Special Put or in any prior exercise of the WCAS Annual Put Right or the WCAS Special Put Right.
“Final Special Put” means an exercise of the WCAS Special Put Right with respect to all of the Original WCAS Shares which have not been previously put to S.
“Full Trigger Ratings Drop” means the occurrence of either of the following at any time: (a) the S Parent Moody’s Rating is lowered by Moody’s and as a result thereof, the S Parent Moody Rating is at or below B3 or (b) the S Parent S&P Rating is lowered by S&P and as a result thereof, the S Parent S&P Rating is at or below B-.
“Fully Diluted Basis” means, with respect to the aggregate number of outstanding shares of Common Stock or a particular class or series of other capital stock of the Company or any of its Subsidiaries and with respect to any determination of the number of shares of Common Stock or of any other such class or series of capital stock outstanding held by one or more Persons at any time of determination, the number of shares of Common Stock or other capital stock of the Company or any of its Subsidiaries, as applicable, outstanding or held by such Persons (including shares of restricted stock, and any shares of capital stock underlying granted options or other outstanding Equity Securities, issued under equity plans of the Company or the relevant Subsidiary, in each case, whether vested or unvested and, for the avoidance of doubt, excluding any shares that may be allocated to or reserved for any such plan that are not yet subject to outstanding awards or grants) assuming the full conversion, exercise and exchange, using the Treasury Method, of all vested or unvested (if such securities are subject to vesting) Equity Securities of the Company or relevant Subsidiary for such class or series of capital stock.
“GAAP” means United States generally accepted accounting principles consistently applied, as in effect from time to time.
“Guaranteed Obligations” has the meaning set forth in Section 14.17.1(b)(iii).
“Guarantors” has the meaning set forth in the preamble.
“Half Trigger Ratings Drop” means the occurrence of either of the following at any time: (a) the S Parent Moody’s Rating is lowered by Moody’s and as a result thereof, the S Parent Moody Rating is at B2 or (b) the S Parent S&P Rating is lowered by S&P and as a result thereof, the S Parent S&P Rating is at B; provided that for the avoidance of doubt any event which results in both the occurrence of the event described in clause (a) of this definition and the event described in clause (b) of this definition shall be deemed a single Half Trigger Ratings Drop.
“Indebtedness” shall mean, with respect to any Person, any of the following, without duplication: (a) any indebtedness of such Person for borrowed money, loans or advances, including any principal and interest, (b) any indebtedness of such Person evidenced by notes, bonds, mortgages, debentures or any other debt instrument or security, (c) any obligations of such Person under any leases which are required to be classified as capitalized leases under GAAP, (d) all obligations in respect of any financial hedging arrangements including any interest rate swap, (e) all obligations or commitments by which a Person assures a creditor against loss (including letters of credit and bankers’ acceptances and contingent reimbursement obligations with respect to letters of credit and bankers’ acceptances), in each case, to the extent payable and not contingent, (f) all indebtedness for earn outs or the deferred purchase price of property or services with respect to which a Person is liable as obligor or otherwise; (g) all obligations under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (h) any guaranty by such Person of any indebtedness of any other Person of a type described in clauses (a) through (g) above, and (i) all interest, fees, prepayment premiums, penalties and other fees and expenses owed with respect to the indebtedness referred to in clauses (a) through (h) above assuming the repayment in full of such indebtedness as of such time. Notwithstanding the foregoing, Indebtedness shall exclude (i) any trade payables and other current liabilities arising in the ordinary course of business, (ii) any operating or lease obligations (other than capitalized leases described in clause (c) of this definition), and (iii) the undrawn portion of letters of credit, performance bonds, bankers acceptances or similar obligations. Notwithstanding the foregoing, no indebtedness, liability or other obligation related to, or arising from, a particular Call/Put Notice shall be included as “Indebtedness” for purposes of preparing the valuation of any Original WCAS Shares in connection with such Call/Put Notice, including any subsequent Call/Put Notice pursuant to Section 8.8.4(a).
“Independent Director” means an individual who (a) is an Independent Third Party, (b) is not an officer, director, general partner or manager of the Company, its Stockholders or their respective Affiliates, (c) is not a member of the Family Group of any person described in clauses (a) and (b) of this definition and (d) meets all applicable requirements under the Sarbanes–Oxley Act of 2002 (as amended from time to time) to serve as chairman of the Audit Committee of the Board.
“Independent Third Party” means any Person who, immediately prior to the contemplated transaction, (a) does not own in excess of 5% of the Equity Securities entitled to vote on the election of directors of the Company (any such Person owning in excess of 5% of the Equity Securities entitled to vote on the election of the directors of the Company being referred to herein as a “5% Owner”), (b) is not an Affiliate of any such 5% Owner, and (c) is not a member of the Family Group of any such 5% Owner.
“Independent Valuation Firm” means the valuation group of a nationally recognized financial advisor or investment bank which does not have a current or ongoing material business relationship with WCAS, S, or any of their respective Affiliates and which is otherwise reasonably capable of acting independently and which is agreed upon by WCAS SRS and S or, if they are unable to agree thereon within ten (10) Business Days, which is selected by an arbitrator appointed by the American Arbitration Association. The request for the appointment of such arbitrator shall be made by the Company within two (2) Business Days following the request of either WCAS SRS or S following such ten (10) Business Day period and the Company shall take such actions as are necessary or desirable to retain such arbitrator as soon as practicable following such request.
“Initial Public Offering” means an initial public offering of shares of Common Stock or the common stock of any successor to the Company registered under the Securities Act which is approved (a) by the Board and (b) in compliance with Section 2.6.2.
“IR Business” means the business of API and MPI as presently conducted and as presently proposed to be conducted consisting of the development, marketing and sale of workflow products, applications, services and data analytics products to enable (i) vehicle dealerships to perform vehicle inspections and to manage customer relationships, (ii) aftermarket vehicle service centers to manage customer relationships based on API applications that exist and are offered on the date hereof and (iii) original equipment manufacturers, distributors of original equipment manufactures, parts manufacturers and vehicle dealerships to predict vehicle parts failures and/or labor only performed services to remedy vehicle mechanical failures as such products exist and are offered on the date hereof. Notwithstanding the foregoing, it is understood and agreed that the Company also engages in the business set forth in clauses (ii) and (iii) of this definition in accordance with the Company’s applications that exist and are offered on the date hereof (independently of the IR Business).
“IR Transactions” has the meaning set forth in the Recapitalization Agreement.
“Intellectual Property” has the meaning set forth in Section 11.6.
“License Agreement” has the meaning set forth in Section 11.4.1.
“Management Incentive Plan” means that certain long-term incentive bonus plan to be established by the Company after the date hereof, with the prior consent of WCAS SRS and S, (a) pursuant to which certain employees of the Company and its Subsidiaries will be eligible to receive cash bonus payments if the Company and its Subsidiaries meet predetermined performance targets and (b) which contains terms applicable to bonuses payable to the Executive consistent with the terms set forth on the Performance Bonus Plan Term Sheet set forth on Schedule B of the Disclosure Schedule.
“Moody’s” means Moody’s Investors Services, a division of Moody’s Corporation, or its successor(s), as applicable.
“Monthly Meetings” has the meaning set forth in Section 2.5.1(c).
“MPI” means Mobile Productivity, Inc., a Nevada corporation.
“Neutral Accounting Firm” means the dispute resolution group at BDO USA, LLP, or if BDO USA, LLP is unavailable, the dispute resolution group of a nationally recognized accounting firm which does not have a material business relationship with WCAS, S, the Company, or any of their respective Affiliates and which is otherwise reasonably capable of acting independently and which is agreed upon by WCAS SRS and S or, if they are unable to agree thereon within ten (10) Business Days, which is selected by an arbitrator appointed by the American Arbitration Association. The request for the appointment of such arbitrator shall be made by the Company within two (2) Business Days following the request of either WCAS SRS or S following such ten (10) Business Day period and the Company shall take such actions as are necessary or desirable to retain such arbitrator as soon as practicable following such request.
“New Call/Put Securities” has the meaning set forth in Section 8.5.1.
“Offered Securities” means any (a) Equity Securities of the Company or any of its Subsidiaries offered to any Person or (b) debt securities of the Company or any of its Subsidiaries offered to any Affiliate of the Company or any of its Subsidiaries or any Affiliate of S or WCAS SRS, in the case of each of clause (a) and clause (b) of this definition, other than any such securities offered to the Company or any of its Subsidiaries.
“Operational Control Investor” means (a) for as long as no Call/Put Default has occurred and S owns at least the same number of shares of Common Stock as are owned by WCAS, S and (b) upon the occurrence of a Call/Put Default, WCAS SRS, acting in its sole discretion.
“Original Per Share WCAS Closing Value” means (a) with respect to the Original WCAS Shares, $1,000 and (b) with respect to any Stockholder Share held by WCAS which is not an Original WCAS Share, the price paid by WCAS for such Stockholder Share, in each case, as adjusted for any stock splits or comparable transactions after the date hereof.
“Original WCAS Shares” means the 289,175.9704 shares of Common Stock held by WCAS SRS immediately following the consummation of the transactions set forth in the Recapitalization Agreement, as adjusted for any pro rata subdivision (by any stock split, stock dividend, recapitalization or other transaction having comparable effect), and any pro rata combination (by any reverse stock split, recapitalization or other transaction having comparable effect), after the date hereof of the Common Stock; provided that redemptions and issuances by the Company of Common Stock on a non-pro rata basis shall not result in such an adjustment.
“Per Exercise Annual Put Threshold” has the meaning set forth in Section 8.1.4.
“Permitted Issuance” means any issuance of (a) Equity Securities approved in accordance with Section 2.6.2, as applicable, (i) to any officer, director, employee or consultant, whether former, current or prospective, of or to the Company or any of its Subsidiaries approved by the Board (or the Compensation Committee of the Board if such authority has been delegated to such Compensation Committee by the Board) from time to time in an amount mutually agreed upon in writing by WCAS and S, (ii) as a stock dividend or other pro rata distribution or upon any subdivision, split or combination of outstanding Stockholder Shares or in connection with any recapitalization, reorganization or reclassification of the Company or any of its Subsidiaries, (iii) pursuant to an Initial Public Offering, (iv) as consideration payable to an Independent Third Party in connection with any acquisition, including by merger or consolidation, of another Person, business, asset or group of related assets, or in connection with any joint venture with another Person, in each case, approved by the Board, (v) by any Subsidiary of the Company to the Company or to any other Subsidiary of the Company, (vi) to any debt financing source of the Company or any of its Subsidiaries that is an Independent Third Party, including any equipment lessor or real property lessor, in connection with such debt financing, so long as such debt financing is approved by the Board, (vii) upon conversion, exercise, exchange or redemption of any outstanding convertible, exercisable or exchangeable securities of the Company or any of its Subsidiaries issued in accordance with the terms of this Agreement and the terms of such securities; and (viii) to suppliers, service providers or channel partners (including resellers of company products or referral sources), in each case who are Independent Third Parties, in connection with the provision of goods or services pursuant to transactions approved by the Board (except any securities that are proposed to be issued to WCAS SRS, S or any of their respective Affiliates) and (b) debt securities to WCAS SRS or any Affiliate or designee of WCAS SRS pursuant to Section 8.8.4(b).
“Permitted Transfer” means any transfer which is permitted in accordance with Section 6.2.
“Permitted Transferee” has the meaning set forth in Section 6.2.
“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a cooperative, a joint stock company, a trust, a joint venture, an unincorporated organization, association or other entity, or a governmental entity or any department, agency or political subdivision thereof, and the heirs, executors, administrators, legal representatives, successors and assigns of such Person, as the context may require.
“Preferred Stock” means any class of preferred stock of the Company.
“Public Sale” means any sale of Stockholder Shares to the public pursuant to an effective registration statement or to the public through a broker, dealer or market maker on a securities exchange or in the over-the-counter market pursuant to the provisions of Rule 144 (if such rule is available) adopted under the Securities Act (or any other similar rule or rules then in effect); provided that a Public Sale shall not include (a) an offering made in connection with a business acquisition or combination pursuant to a registration statement on Form S-4 or any similar form, or an employee benefit plan pursuant to a registration statement on Form S-8 or any similar form and (b) an offering which has not been approved (i) by the Board or (ii) in compliance with Section 2.6.2.
“Purchasing Holder” has the meaning set forth in Section 9.2.3.
“Qualified Public Offering” means an Initial Public Offering by the Company in which aggregate proceeds to the Company are at least $200,000,000.
“Quarterly Meetings” has the meaning set forth in Section 2.5.1(a)(ii).
“Recapitalization Agreement” has the meaning set forth in the recitals.
“Registration Rights Agreement” means that certain Registration Rights Agreement, dated as of the date hereof, by and among the Company and the Stockholders.
“Regular Meetings” has the meaning set forth in Section 2.5.1(c).
“Reinstatement Period” means, with respect to any Call/Put Exercise, the period beginning on the day immediately following the last day of any Call/Put Grace Period with respect thereto and ending at the end of the day that is thirty (30) consecutive days following the last day of such Call/Put Grace Period (or the next Business Day after such date, if such date is not a Business Day).
“Representative” has the meaning set forth in Section 11.4.2.
“Requisite Number of Special Put Shares” means (a) in the case of a Half Trigger Ratings Drop, 50% of the number of Original WCAS Shares which have not previously been put to S (whether held by WCAS SRS or any of its Permitted Transferees) on the date of exercise of the WCAS Special Put Right and (b) with respect to any exercise of the WCAS Special Put Right other than in respect of a Half Trigger Ratings Drop, 100% of the Original WCAS Shares that have not previously been put to S (whether held by WCAS SRS or any of its Permitted Transferees) on the date of exercise of the WCAS Special Put Right.
“Restricted Party” means each Stockholder and the Company; provided that no Person shall be a Restricted Party with respect to any Confidential Information or Applicable Related Party Intellectual Property of such Stockholder or of its Affiliates; provided further that no Stockholder shall be deemed an Affiliate of the Company for the purposes of this definition.
“Rights Notice” has the meaning set forth in Section 9.1.
“S” has the meaning set forth in the preamble.
“S Business” means the definition of S Business set forth on Schedule A of the Disclosure Schedule.
“S Call Right” has the meaning set forth in Section 8.3.1.
“S Director” has the meaning set forth in Section 2.1.2(b).
“S Director Number” means a number equal to three (3) plus the number by which the WCAS Director Number is less than three (3).
“S Parent” has the meaning set forth in the recitals.
“S Parent Moody’s Rating” means S Parent’s corporate credit rating, as rated and published by Moody’s from time to time.
“S Parent S&P Rating” means S Parent’s corporate credit rating, as rated and published by S&P from time to time.
“S Passed Opportunity” has the meaning set forth in Section 11.1.3(a).
“S&P” means Standard & Poor’s Financial Services LLC or its successor(s), as applicable.
“Sale of the Company” means the sale of the Company, in one transaction or a series of related transactions, to an Independent Third Party or group of Independent Third Parties pursuant to which such party or parties acquire(s) (i) Equity Securities of the Company representing more than 50% of the voting power of all outstanding voting Equity Securities of the Company (whether by way of merger, consolidation or otherwise), together with the loss by WCAS and S, collectively, of the right to elect a majority of the Board, or (ii) all or substantially all of the assets of the Company and its Subsidiaries determined on a consolidated basis.
“SEC” means the Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended from time to time.
“Senior Executives” has the meaning set forth in Section 3.1
“Special Meetings” has the meaning set forth in Section 2.5.2.
“Special Put Closing Deadline” has the meaning set forth in Section 8.2.2.
“Special Put Early Trigger Event” means, at any time after the Effective Time, the occurrence of any of the following: (a) a Half Trigger Ratings Drop, (b) a Full Trigger Ratings Drop, and (c) the Company or any of its Subsidiaries becoming a guarantor of any Indebtedness of S Parent or any of its Subsidiaries (other than the Company and its Subsidiaries) other than as a result of Closing Indebtedness existing as of immediately following the Closing (as such terms are defined in the Recapitalization Agreement). Each occurrence of an event constituting a Special Put Early Trigger Event shall be a separate Special Put Early Trigger Event (whether or not (i) such event has previously occurred, (ii) a different event constituting a Special Put Early Trigger Event has previously occurred or (iii) a Special Put Period has previously begun with respect to a different event constituting a Special Put Early Trigger Event).
“Special Put Notice” has the meaning set forth in Section 8.2.1.
“Special Put Period” means (a) the period beginning on August 1, 2018 and ending on the earlier of (i) December 31, 2018 and (ii)  the date following August 1, 2018 but prior to December 31, 2018 on which S has paid in full the Aggregate Annual Put Price applicable to any Annual Put Notice delivered during such period and (b) at any time (i) during the 180-day period following the occurrence of a Half Trigger Ratings Drop or a Full Trigger Ratings Drop and prior to December 31, 2018 or (ii) following a Special Put Early Trigger Event described in clause (c) of the definition thereof.
“Special Put Purchase Price” has the meaning set forth in Section 8.2.1.
“Special Put Shares” has the meaning set forth in Section 8.2.1.
“Stockholder Restrictions” has the meaning set forth in Section 11.7.
“Stockholder Shares” means (i) any Common Stock issued to or otherwise acquired by any Stockholder on or after the date of this Agreement, (ii) any Preferred Stock issued or acquired by any Stockholder on or after the date of this Agreement and (iii) any other Equity Securities of the Company issued or issuable directly or indirectly with respect to the securities referred to in clause (i) and (ii) above by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization. As to any particular shares constituting Stockholder Shares, such shares will cease to be Stockholder Shares when they have been sold in a Public Sale or repurchased by the Company or any of its Subsidiaries. For purposes of this Agreement, except as otherwise set forth herein, a Person will be deemed to be a holder of Stockholder Shares whenever such Person has the right to acquire, directly or indirectly, such Stockholder Shares (upon conversion or exercise (without duplication) in connection with a transfer of securities or otherwise, but disregarding any restrictions or limitations upon the exercise of such right), whether or not such acquisition has actually been effected; provided that in no event will Equity Securities that are subject to vesting and remain unvested be deemed Stockholder Shares.
“Stockholders” has the meaning set forth in the preamble.
“Sub Board” has the meaning set forth in Section 2.3.
“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (b) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of the limited liability company, partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity (other than a corporation) if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control any managing member, general partner or analogous controlling Person of such limited liability company, partnership, association or other business entity.
“Transfer” means any gift, sale, transfer, assignment, pledge, hypothecation, encumbrance or other disposition (whether with or without consideration, whether directly or indirectly and whether voluntarily, involuntarily, by operation of law or otherwise), including any derivative transaction that has the effect of changing materially the economic benefits and risks of ownership (and the terms “Transferee,” “Transferor” and any other derivation thereof shall have correlative meanings of the foregoing).
“Treasury Method” means the treasury stock method of accounting for options and other convertible or exchangeable Equity Securities which assumes that all outstanding “in the money” unexercised Equity Securities of the Company that are convertible or exchangeable into Common Stock are exercised, with the proceeds from such exercises being used by the Company to purchase as many shares of Common Stock as possible, at the applicable price per share on any date of determination; provided that the date of such exercise and the period for determination of the price of such purchases shall be the single day that is the date of determination.
“True Up Amount” an amount equal to the product of (a) the difference between (i) the WCAS Actual MOI minus (ii) one (1), multiplied by (b) $9,000,000; provided that in no event shall the True Up Amount exceed the amount by which the amount described in clause (a) of the definition of WCAS Actual MOI exceeds the amount described in clause (b) of the definition of WCAS Actual MOI.
“Vested Fully Diluted Basis” means, with respect to the aggregate number of outstanding shares of Common Stock or a particular class or series of other capital stock of the Company or any of its Subsidiaries and with respect to any determination of the number of shares of Common Stock or of any other such class or series of capital stock outstanding held by one or more Persons at any time of determination, the number of shares of Common Stock or other capital stock of the Company or any of its Subsidiaries, as applicable, outstanding or held by such Persons (excluding any unvested shares of restricted stock, and any shares of capital stock underlying granted options or other outstanding Equity Securities that are unvested or are not “in-the-money” as of the time of determination, issued under equity plans of the Company or the relevant Subsidiary) assuming the full conversion, exercise and exchange, using the Treasury Method, of all vested (if such securities are subject to vesting) Equity Securities of the Company or relevant Subsidiary (but excluding all unvested or otherwise unexercisable Equity Securities of the Company or any relevant Subsidiary) for such class or series of capital stock.
“WCAS” means WCAS SRS and its Affiliates that hold WCAS Shares.
“WCAS Actual MOI” means a number calculated as the quotient of (a) the sum of (i) the actual proceeds previously received by WCAS SRS (and its Permitted Transferees) as Aggregate Annual Put Purchase Price(s) and Special Put Purchase Price(s), plus (ii) the amount which is due to be received by WCAS SRS (and its Permitted Transferees) in respect of the exercise of the Final Annual Put, the Final Special Put or the S Call Right, in each case determined without reduction for any True-Up Amount, plus (iii) the aggregate amount of cash dividends paid to WCAS SRS in respect of the Call/Put Shares after the date hereof and prior to the closing of Final Annual Put, the Final Special Put or the S Call Right, as applicable divided by (b) the product of (i) the Original Per Share Closing Value multiplied by (ii) the total number of Original WCAS Shares.
“WCAS Annual Put Right” has the meaning set forth in Section 8.1.1.
“WCAS Co-Investment Agreement” means that certain Amended and Restated Agreement of Limited Partnership of WCAS SRS, dated as of November 13, 2013, as it may be amended, restated, supplemented and modified from time to time.
“WCAS Co-Investor” means any equityholder of WCAS SRS other than WCAS XI.
“WCAS Director Number” means the following:
(a)    If no Call/Put Default has occurred, then a number of WCAS Directors determined as follows:
(i)    if WCAS owns more than 54.6% of the number of the Original WCAS Shares, then the WCAS Director Number shall be three (3);
(ii)    if WCAS owns 54.6% or less and more than 27.3% of the number of the Original WCAS Shares, then the WCAS Director Number shall be two (2);
(iii)    if WCAS owns 27.3% or less and more than 0% of the number of the Original WCAS Shares, then the WCAS Director Number shall be one (1); and
(iv)    if WCAS owns 0% of the number of the Original WCAS Shares, then the WCAS Director Number shall be zero (0).
(b)    In the event of a Call/Put Default, a number of WCAS Directors such that in all circumstances the WCAS Directors will have the required votes to approve any matter that is subject to approval by the Board or any Sub Board.
“WCAS Directors” has the meaning set forth in Section 2.1.2(a).
“WCAS Passed Opportunity” has the meaning set forth in Section 11.1.2(a).
“WCAS Shares” means any of the shares of Common Stock held by WCAS SRS, any of its Affiliates (other than the Company or any of its Subsidiaries) or any of their respective Permitted Transferees.
“WCAS Special Put Right” has the meaning set forth in Section 8.2.1.
“WCAS SRS” has the meaning set forth in the preamble.
“WCAS XI” has the meaning set forth in the recitals.
ARTICLE II
Board of Directors; Board Committees
2.1    Composition of the Board.
2.1.1    Subject to the provisions in this Agreement related to the occurrence of a Call/Put Default, the Board shall initially be comprised of up to seven (7) directors; provided that the number of directors shall automatically increase by the number of WCAS Directors required to accommodate an increase in the WCAS Director Number;
2.1.2    Subject to the provisions in this Agreement related to the occurrence of a Call/Put Default, the following individuals shall be elected to the Board and caused to be continued in office:
(a)    a number of directors designated by WCAS SRS equal to the WCAS Director Number (the “WCAS Directors”), which shall initially be three (3) and who initially shall be Darren C. Battistoni, Eric J. Lee and Sanjay Swani.
(b)    a number of directors designated by S equal to the S Director Number (the “S Directors”), which shall initially be three (3) and who initially shall be Tony Aquila, Renato Giger and Jeff Sweet; provided that Tony Aquila shall be designated an S Director for as long as he is Chief Executive Officer of S; and provided, further, that at any time the Company has a Chief Executive Officer, such Chief Executive Officer shall be designated by S and shall be one (1) of the S Directors; and
(c)    one (1) Independent Director designated jointly by S and WCAS SRS.
If any party fails to designate a director to fill a directorship pursuant to the terms of this Section 2.1.2, such directorship shall remain vacant until such party exercises its right to designate a director hereunder.
2.2    Board Co-Chairs. A majority of the WCAS Directors and a majority of the S Directors may each from time to time designate a director to serve as co-chairperson of the Board (the “Co-Chairs”) to preside at all meetings of the Board at which such directors are present; provided that each Co-Chair, in his or her capacity as Co-Chair, shall not have any rights or powers as an officer of the Company; provided, further, that (i) the initial Co-Chair designed by the S Directors shall be Tony Aquila and (ii) as of the date hereof, the WCAS Directors have elected to defer the designation of an initial Co-Chair.
2.3    Subsidiary Boards. Subject to compliance with any applicable laws, at all times, the board of directors (or similar governing body) of each of the Company’s Subsidiaries (each a “Sub Board”) shall be comprised of the same individuals who are directors on the Board. If a Sub Board cannot have the same composition as the Board, then the Board, with at least one (1) S Director and one (1) WCAS Director voting in favor, may determine the composition of such Sub Board (unless a Call/Put Default has occurred, in which case, the a vote of one (1) S Director in favor of the composition of any such Sub Board shall not be required).
2.4    Removal; Vacancies.
2.4.1    Any director shall be removed from the Board, any Sub Board or any committee thereof or as Co-Chair (in each case, with or without cause) at the written request of the Stockholder(s) or Director(s), as applicable, who have the right to designate such individual hereunder, but only upon such written request and under no other circumstances (in each case, determined on the basis of a vote or consent of the relevant Stockholder(s) or Director(s)). In accordance therewith, the removal of the Independent Director shall require the request of such Person or the joint request of such Persons who at the time are entitled to appoint the Independent Director pursuant to Section 2.1.2(c).
2.4.2    If any director designated hereunder ceases to serve as a member of the Board or a Sub Board or as a Co-Chair during his or her term of office, the resulting vacancy on the Board or the Sub Board as Co-Chair shall be filled by a director designated by the Stockholder(s) or Director(s), as applicable, who have the right to designate the director who ceases to serve.
2.5    Board Meetings; Quorum.
2.5.1    Regular Meetings.
(a)    The Board shall have regularly scheduled meetings in person at least four (4) times per fiscal year according to the following schedule:
(i)    One (1) annual meeting (the “Annual Meeting”) which will be held at a time and place and on the date agreed upon for such Annual Meeting in accordance with Section 2.5.1(b)(i); provided that if the Board is not able to agree to establish the date, time or location for any Annual Meeting as contemplated by Section 2.5.1(b)(i), such Annual Meeting will be held at 9 a.m. local time at the address for the Company set forth in Section 14.7 on the date which is 30 days prior to the end of each fiscal year (or the first Business Day prior to such date, if such date is not a Business Day); and
(ii)    Three (3) quarterly meetings (the “Quarterly Meetings”) which will be held in the first, second and third fiscal quarters of each fiscal year at a time and place and on the date agreed upon for Quarterly Meetings in accordance with Section 2.5.1(b)(i); provided that if the Board is not able to agree to establish the date, time or location for any Quarterly Meeting as contemplated by Section 2.5.1(b)(i), such Quarterly Meeting will be held at 9 a.m. local time at the address for the Company set forth in Section 14.7 on the date which is 45 days following the end of the applicable of the first, second and fourth fiscal quarters (or the first Business Day prior to such date, if such date is not a Business Day).
(b)    At each Annual Meeting:
(i)    the Board shall work in good faith to set the meeting dates, times and locations for the Regular Meetings for the subsequent fiscal year; provided that the determination of such times, dates and locations shall require the affirmative vote of at least one (1) WCAS Director and one (1) S Director (unless a Call/Put Default has occurred, in which case, then the Board’s determination shall be required to include the affirmative vote of at least one (1) WCAS Director, acting in his or her sole discretion, and no affirmative vote of any S Director shall be required); provided further that if the Board is unable to reach an agreement with respect to the time, date or place of any Regular Meeting, the date, time and place of such Regular Meeting shall be as set forth in Section 2.5.1(a)(i), 2.5.1(a)(ii) or 2.5.1(c), as applicable; and
(ii)    the Chief Executive Officer and the Chief Financial Officer of the Company shall present, and the Board shall review and consider for approval, the 1 + 3 Plan for the subsequent fiscal year.
(c)    The Board shall convene in each calendar month in which there is not an Annual Meeting or a Quarterly Meeting (the “Monthly Meetings” and together with the Annual Meeting and the Quarterly Meetings, the “Regular Meetings”) to review the operational and financial performance of the Company and its Subsidiaries. The dates, times and places (if such meetings are to be held in person) for the Monthly Meetings shall be set in accordance with Section 2.5.1(b)(i); provided that if the Board is not able to agree to establish the date, time or location for any particular Monthly Meeting as contemplated by Section 2.5.1(b)(i), such Monthly Meeting shall be held at 9 a.m. on the fifteenth (15th) Business Day of such month via teleconference using a meeting bridge circulated by the Chief Executive Officer of the Company or, in the absence of a Chief Executive Officer of the Company, the Chief Financial Officer of the Company.
(d)    Directors may participate in any Regular Meeting in person or through the use of conference telephones or similar communications equipment so long as all directors participating can hear one another and participation in such meeting in such manner shall constitute attendance in person at such meeting, except where a director participates in the meeting for the express purpose of objecting to the transaction of any business on the grounds that the meeting was not properly called or convened.
(e)    Except as is otherwise required by applicable law, no quorum shall be required for a Regular Meeting.
2.5.2    Special Meetings.
(a)    Special meetings of the Board or of any Sub Board (“Special Meetings”) may be called by either Co-Chair for the purposes of addressing any matters on which the Board is entitled or required to vote; provided that each director shall be given (or shall have waived in writing) written notice of any such Special Meeting setting forth in reasonable detail the purpose thereof at least five (5) Business Days in advance thereof. Directors may participate in any Special Meeting in person or through the use of conference telephones or similar communications equipment so long as all directors (or equivalent members of any Sub Board) participating can hear one another and participation in such meeting in such manner shall constitute attendance in person at such meeting, except where a director participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting was not properly called or convened.
(b)    A quorum for any Special Meeting shall be a majority of the directors (or equivalent members of any Sub Board) entitled to attend such meeting which must include at least two (2) WCAS Directors (or if fewer than two (2) WCAS Directors are appointed, all of the WCAS Directors, if any) and at least two (2) S Directors (or if fewer than two (2) S Directors are appointed, all of the S Directors, if any).
(c)    In the event that there are either (a) no WCAS Directors serving or (b) no S Directors serving, in each case because of one or more vacancies for which replacements have not yet been designated by the applicable Co-Investor who is entitled to fill such vacancy, then no Special Meeting shall be held until the earliest of (i) five (5) Business Days following such Co-Investor having designated a replacement, (ii) five (5) Business Days following the date on which the applicable Co-Investor who is entitled to designate a director to fill such vacancy informs the other Co-Investor that it will not at that time appoint a replacement director and (iii) ten (10) Business Days following notice of such Special Meeting given pursuant to and in accordance with Section 2.5.2(a).
2.6    Board Action; Action without a Meeting.
2.6.1    Unless otherwise expressly set forth herein, all decisions of the Board (or any committee thereof) shall be made by a majority of the members present (whether attending in person or by any means permissible pursuant to this Agreement and whether by proxy or otherwise) at any meeting of the Board (or any committee thereof) and each director (or in the case of a committee, each member of such committee) shall have one (1) vote on all matters put to a vote; provided that at any time the Chief Executive Officer of the Company is an S Director and the Chief Executive Officer of the Company abstains from participating in a vote of the Board, then the remaining S Directors entitled to vote on such matter shall have a number of votes equal to the quotient of (a) the number of S Directors other than the Chief Executive Officer plus one (1) divided by (b) the number of S Directors other than the Chief Executive Officer, unless a Call/Put Default has occurred (in which case each S Director shall have only one (1) vote notwithstanding this proviso).
2.6.2    Notwithstanding anything to the contrary contained herein or in the certificate of incorporation, bylaws or other formation or governance documents of the Company or any of its Subsidiaries, the prior written consent of each of WCAS SRS and S shall be required for the Company or any of its Subsidiaries to take any of the actions set forth on Exhibit B; provided that in the event of a Call/Put Default:
(a)    the consent of S shall not be required with respect to items 2, 3, 4, 5 and 9 on Exhibit B;
(b)    the consent of S, acting in its sole discretion, shall only be required with respect to item 6 on Exhibit B to the extent such consent relates to any transaction with WCAS SRS or its Affiliates, other than a redemption by the Company for cash of any Original WCAS Shares following a Call/Put Default with respect to such Original WCAS Shares at the applicable Call/Put Price, whether as contemplated by Section 8.8.4(b) or otherwise;
(c)    the consent of S, acting in its sole discretion, shall only be required with respect to items 1 and 8 on Exhibit B to the extent the contemplated action giving rise to such consent right would treat the Stockholder Shares held by S differently than the Stockholder Shares held by WCAS (except as is otherwise permissible pursuant to this Agreement, including Section 8.8 and the other provisions related thereto) in a manner which is adverse to S; and
(d)    the consent of S, acting in its sole discretion, shall only be required with respect to item 7 on Exhibit B to the extent that it would result in the issuance of Equity Securities or debt securities to WCAS SRS or its Affiliates at a value that is less than the Fair Market Value for such Equity Securities or debt securities; provided that no Independent Valuation Firm determination will be required in connection with an issuance of Equity Securities or debt securities pro rata to WCAS SRS or its Affiliates and S (based upon the number of shares of Common Stock held by them at such time); provided further that this Section 2.6.2(d) shall not apply to any debt securities issued to WCAS SRS pursuant to Section 8.8.
2.6.3    Any action that may be taken by the Board, Sub Board or any committee thereof at a meeting may also be taken without a meeting, if a consent in writing setting forth the action so taken is signed by all of the directors of the Board or Sub Board or all of the committee members, as applicable. The execution of a written consent pursuant to this Section 2.6.3 shall constitute attendance or presence in person at a meeting of the Board or any committee thereof, as the case may be.
2.7    Board Committees.
2.7.1    The Board and each Sub Board may from time to time establish committees as follows:
(e)    each committee of the Board or of any Sub Board shall be created only (i) as set forth in this Agreement or (ii) if not provided for in this Agreement, upon the approval of each of WCAS SRS and S (unless a Call/Put Default has occurred, in which case, such committees shall be established upon the approval of WCAS SRS, acting in its sole discretion);
(f)    each committee of the Board or any Sub Board shall be composed of members (i) as set forth herein or (ii) if no such composition is provided for, as determined by the Board with at least one (1) S Director and one (1) WCAS Director voting in favor (unless a Call/Put Default has occurred, in which case, the a vote of one (1) S Director in favor of the composition of any such committee shall not be required); and
(g)    if any Board or Sub Board committee member designated hereunder ceases to serve as a member of such committee, the resulting vacancy on such committee shall be filled by an individual designated by the director(s) who have the right to designate the committee member who ceases to serve.
2.7.2    There is hereby established an Audit Committee of the Board which shall be comprised of three (3) members designated as follows: (a) the Independent Director, who shall be chairperson of the Audit Committee; (b) one (1) member designated by the WCAS Directors, who shall initially be Eric J. Lee; and one (1) member designated by the S Directors, who shall initially be Renato Giger; provided that upon the occurrence of a Call/Put Default, the WCAS Directors shall be entitled to designate a majority of the members of the Audit Committee. The Audit Committee shall have such duties as are commonly designated to such a committee, including selecting an auditor to perform the annual audit of the financial statements of the Company and its Subsidiaries; provided that the initial auditor shall be Deloitte LLP.
2.7.3    There is hereby established a Compensation Committee of the Board which shall be comprised of two (2) members as follows: (a) one (1) member designated by a majority of the WCAS Directors, who shall initially be Sanjay Swani and (b) one (1) member designated by a majority of the S Directors, who shall initially be Tony Aquila; provided that upon the occurrence of a Call/Put Default, the WCAS Directors shall be entitled to designate a majority of the members of the Compensation Committee. The Compensation Committee shall have such duties as are commonly designated to such a committee.
2.7.4    Unless otherwise agreed by S and WCAS SRS at the time of formation of any committee, a quorum for any meeting of a committee of the Board or any Sub Board shall be a majority of the members of such committee entitled to attend such meeting, so long as at least one (1) designee of the WCAS Directors (if any) and one (1) designee of the S Directors (if any), in each case other than the Independent Director, are present at any committee meeting; provided that if a Call/Put Default has occurred, then the attendance of a designee of the S Directors shall not be required to establish a quorum for any meeting of a committee of the Board or any Sub Board.
2.8    Voting Agreement. Each Stockholder shall vote all of his, her or its Stockholder Shares which are voting shares and any other voting securities of the Company over which such Stockholder has voting control and, to the extent permitted by applicable law, shall take all other necessary or desirable actions within his, her or its control (whether in such Stockholder’s capacity as a stockholder, director, member of a board committee or officer of the Company or otherwise, and including attendance at meetings in person or by proxy for purposes of obtaining a quorum and execution of written consents in lieu of meetings, but which shall not include converting or exercising any Equity Securities convertible into or exercisable for voting shares), and the Company shall take all necessary or desirable actions within its control (including calling special Board and stockholder meetings), to effectuate the provisions of Sections 2.1, 2.2, 2.3, 2.4 and 2.7.
2.9    Inconsistent Agreements. If any provision of the Company’s Charter or bylaws or any Subsidiary’s charter or bylaws is inconsistent with any provision of this Article II, the Board, the Stockholders and/or the Company or the relevant Subsidiary, as applicable, shall take such action as may be necessary to amend any such provision in the Company’s Charter or bylaws or such Subsidiary’s charter or bylaws to remedy such inconsistency.
2.10    Board Observers. WCAS SRS and S may, from time to time, designate a reasonable number of representatives (as determined by the Board) to attend meetings of the Board in a non-voting observer capacity. In such case, the Company shall give such observer copies of all notices, minutes, consents, and other materials that it provides to the members of the Board.
2.11    Irrevocable Proxy. In order to secure each Stockholder’s obligation to vote his, her or its Stockholder Shares and other voting securities of the Company in accordance with the provisions of Section 2.1 and Article VII hereof, each Stockholder hereby appoints (i) prior to a Call/Put Default, WCAS SRS and S acting jointly, and (ii) following a Call/Put Default, WCAS SRS, as applicable (the “Attorney-In-Fact”), as such Stockholder’s true and lawful proxy and attorney-in-fact, with full power of substitution, to vote at any annual or special meeting of the Stockholders, or to take any action by written consent in lieu of such meeting with respect to, or to otherwise take action in respect of, all of the Stockholder Shares and other voting securities of the Company owned or held of record by such Stockholder for the election or removal of directors and all such other matters as expressly provided for in Section 2.1 and Article VII. The Attorney-In-Fact may exercise the irrevocable proxy granted to it hereunder at any time any Stockholder fails to comply with any of the provisions of Section 2.1 or Article VII. EACH OF THE PROXIES AND POWERS GRANTED BY EACH STOCKHOLDER PURSUANT TO THIS SECTION 2.11 IS COUPLED WITH AN INTEREST AND IS GIVEN TO SECURE THE PERFORMANCE OF SUCH STOCKHOLDER’S OBLIGATIONS UNDER THIS AGREEMENT. SUCH PROXIES AND POWERS SHALL BE IRREVOCABLE, SHALL TERMINATE UPON THE TERMINATION OF THIS AGREEMENT AND SHALL SURVIVE THE DEATH, INCOMPETENCY, DISABILITY, BANKRUPTCY OR DISSOLUTION OF SUCH STOCKHOLDER AND THE SUBSEQUENT HOLDERS OF HIS, HER OR ITS STOCKHOLDER SHARES. To effectuate the provisions of this Section 2.11, the Secretary of the Company and of each of its Subsidiaries, or, if there shall be no Secretary, then such other officer or employee of the Company or such Subsidiary as the Board or such Sub Board, as applicable, may appoint to fulfill the duties of the Secretary, shall not record any vote or consent or other action contrary to the terms of this Agreement. For the avoidance of doubt, such irrevocable proxy shall not permit any amendment to Section 7.7 without the consent of S, in its sole discretion.
ARTICLE III
Officers
3.1    Appointment of Officers. The Operational Control Investor may, with the prior written consent (which consent shall not be unreasonably withheld) of WCAS SRS (if WCAS SRS is not the Operational Control Investor), designate individuals to serve as senior executives of the Company and its Subsidiaries (the “Senior Executives”) and any replacements therefor, including the individuals set forth below. Other officers of the Company may be appointed by the Board. The Senior Executives and other officers shall serve at the discretion of the Board, subject to all rights, if any, of an officer under any contract of employment. Any individual may hold any number of offices. No officer need be a resident of the State of Delaware or citizen of the United States. The officers shall exercise such powers and perform such duties as specified in this Agreement or in the Charter or the by-laws of the Company or as shall be determined from time to time by the Board or in the case of any officers other than the Chief Executive Officer, as delegated by the Chief Executive Officer. Any employment agreement with an officer of the Company or any of its Subsidiaries shall be approved by the Board.
3.2    Removal; Resignation and Filling of Vacancy of Officers.
3.2.1    Subject to the terms hereof and the rights, if any, of an officer under a contract of employment, any officer may be removed, either with or without cause, at the discretion of the Board; provided that the Board will take such action as is reasonably necessary to remove any Senior Executive at the direction of the Operational Control Investor.
3.2.2    Subject to the terms of any contract of employment with the Company, any officer may resign at any time by giving written notice to the Board. Any resignation shall take effect at the date of the receipt of that notice or at any later time specified in that notice; and, unless otherwise specified in that notice, the acceptance of the resignation shall not be necessary to make it effective. Any resignation is without prejudice to the rights, if any, of the Company under any contract to which the officer is a party.
3.2.3    A vacancy in any office because of death, resignation, removal, disqualification or any other cause may be filled in the manner prescribed in this Agreement for regular appointments to that office.
3.3    Duties and Powers of the Chief Executive Officer.
3.3.3    Subject to (a) the rights of the Co-Investors pursuant to this Agreement and (b) the ultimate direction, control and supervision of the Board, the day-to-day business, affairs, operations and activities of the Company shall be managed by a Chief Executive Officer and such officers and employees of the Company as shall be designated or appointed from time to time in accordance with the terms of this Agreement.
3.3.4    Promptly following the date of this Agreement, the Operational Control Investor shall designate an individual to be appointed as Chief Executive Officer of the Company, and the Company shall appoint any Chief Executive Officer so designated by the Operational Control Investor and consented to by WCAS SRS (if WCAS SRS is not the Operational Control Investor).
3.3.5    The Chief Executive Officer shall have such powers and responsibilities as are common to such office (as described in the bylaws of the Company) and as shall from time to time be granted and delegated by the Board.
3.3.6    The Stockholders hereby recognize, acknowledge and agree that the Chief Executive Officer shall take instructions solely from the Board; provided that the Chief Executive Officer (or in the absence of the Chief Executive Officer, the President of SRS DR Holdco LLC or his successor (for so long as he is employed by the Company or any of its Subsidiaries)) shall receive guidance with respect to the operational matters of the Company and its Subsidiaries from Tony Aquila or his successor (for as long as he is a Co-Chair and no Call/Put Default has occurred).
3.4    Election; Duties and Powers of the Chief Financial Officer.
3.4.3    The Operational Control Investor shall, with the prior written consent (which shall not be unreasonably withheld) of WCAS SRS (if WCAS SRS is not the Operational Control Investor), designate the Chief Financial Officer of the Company (including an interim Chief Financial Officer of the Company), and the Company shall appoint any Chief Financial Officer so designated by the Operational Control Investor and consented to by WCAS SRS.
3.4.4    The Chief Financial Officer shall have such powers and responsibilities as are common to such office (as described in the bylaws of the Company) and as shall from time to time be granted and delegated by the Chief Executive Officer or the Board.
3.5    Election; Duties and Powers of the President of SRS DR Holdco LLC.
3.5.4    S (as the Operational Control Investor) hereby designates, and the Company hereby agrees to cause the appointment of, Jeffrey Sweet as the initial President of SRS DR Holdco LLC and its Subsidiaries and WCAS SRS hereby consents to such designation and appointment.
3.5.5    The President of SRS DR Holdco LLC and its Subsidiaries shall have such powers and responsibilities as are common to such office (as described in the bylaws of SRS DR Holdco LLC) and as shall from time to time be granted and delegated by the Chief Executive Officer or the Sub Board of SRS DR Holdco LLC.
ARTICLE IV
Dividend Policy
Subject to compliance with applicable law, the Company’s Charter and Section 2.6.2, excess Cash and Cash Equivalents of the Company and its Subsidiaries shall be used to pay dividends to the Stockholders when and as declared by the Board; provided that the Company and its Subsidiaries shall retain an adequate amount of Cash and Cash Equivalents for working capital or other purposes (including retaining Cash and Cash Equivalents to be used to pay taxes of the Company and its Subsidiaries, to make capital expenditures, and to fund or reserve for other liabilities), as determined by the Board in its reasonable discretion.
ARTICLE V
Representations and Warranties of the Stockholders
Each Stockholder (as to himself, herself or itself only) represents and warrants to the Company and each other Stockholder that, effective as of the time such Stockholder becomes a party to this Agreement, (a) this Agreement has been duly authorized, executed and delivered by such Stockholder and constitutes the valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, (b) such Stockholder has not granted and is not a party to, and such Stockholder shall not grant or become party to, any proxy, voting trust or other agreement which is inconsistent with, conflicts with or violates any provision of this Agreement, and (c) the execution, delivery and performance by such Stockholder of this Agreement and the consummation by such Stockholder of the transactions contemplated hereby will not, with or without the giving of notice or lapse of time, or both, (i) violate in any material respect any provision of law to which such Stockholder is subject, (ii) violate in any material respect any order, judgment or decree applicable to such Stockholder or (iii) conflict in any material respect with, or result in a material breach or default under, any term or condition of any agreement or other instrument to which such Stockholder is a party or by which such Stockholder or any of its assets or properties is bound.
ARTICLE VI
Transfers
6.1    Restrictions on Transfer of Stockholder Shares. Subject to Sections 6.2, no Stockholder shall Transfer any interest in his, her or its Stockholder Shares.
6.2    Permitted Transfers. The restrictions set forth in Section 6.1 shall not apply with respect to any Transfer of Stockholder Shares by (a) a Stockholder that is an individual to such Stockholder’s Family Group following such individual’s death, by will or pursuant to applicable laws of descent and distribution, (b) a Stockholder that is an entity to such Stockholder’s Affiliates, (c) any holder of the Original WCAS Shares pursuant to Article VIII, (d) any Stockholder (i) with the prior written consent of each of WCAS SRS and S (unless a Call/Put Default has occurred, in which case, solely with the prior written consent of WCAS SRS, acting in its sole discretion), (ii) pursuant to an Approved Sale in accordance with Article VII, (iii) pursuant to a Public Sale in connection with, or following, an Initial Public Offering or (iv) following the termination of the restrictions set forth in this Article VI pursuant to Section 6.3 or (e) WCAS SRS at any time following a Call/Put Default but in any case after the end of any applicable Reinstatement Period (it being understood that WCAS SRS may Transfer any such shares on whatever terms and conditions it determines, including with respect to price, provided that WCAS SRS may not assign any of its rights under this Agreement to such Transferee). Any proposed Transferee’s acquisition of Stockholder Shares pursuant to a Transfer permitted by this Section 6.2 must be in compliance with the requirements of Section 6.5 (all Transferees acquiring Stockholder Shares in compliance with this Section 6.2 and in compliance with Section 6.5 are collectively referred to herein as “Permitted Transferees”). Each of WCAS SRS and S shall have the right in connection with a Permitted Transfer of Stockholder Shares to assign, in whole or in part, such Person’s rights, but not such Person’s obligations, hereunder to such Permitted Transferee.
6.3    Termination of Restrictions. The restrictions set forth in this Article VI shall continue with respect to each Stockholder Share until the earlier to occur of (i) the Transfer of such Stockholder Share in an Approved Sale, (ii) the consummation of a Qualified Public Offering and (iii) a Sale of the Company; provided that the restrictions set forth in this Article VI shall terminate with respect to the WCAS Shares upon the occurrence of a Call/Put Default.
6.4    Legends. In addition to any legend required by any other document, each certificate evidencing Stockholder Shares and each certificate issued in exchange for or upon the Transfer of any Stockholder Shares (if such shares remain Stockholder Shares after such Transfer) shall be stamped or otherwise imprinted with a legend in substantially the following form:
THE SECURITIES REPRESENTED BY THIS CERTIFICATE WERE ORIGINALLY ISSUED ON [INSERT DATE OF ISSUANCE], HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY OTHER SECURITIES LAW, AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN EXEMPTION FROM REGISTRATION THEREUNDER. THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS AND CONDITIONS ON TRANSFER AS SPECIFIED IN THE STOCKHOLDERS AGREEMENT, DATED AS OF NOVEMBER 13, 2013, BY AND AMONG SRS INVESTMENT HOLDINGS, INC. (THE “COMPANY”) AND THE COMPANY’S STOCKHOLDERS, AS THE SAME MAY BE AMENDED OR MODIFIED FROM TIME TO TIME, AND THE COMPANY RESERVES THE RIGHT TO REFUSE THE TRANSFER OF SUCH SECURITIES UNTIL SUCH CONDITIONS HAVE BEEN FULFILLED WITH RESPECT TO SUCH TRANSFER. A COPY OF SUCH STOCKHOLDERS AGREEMENT SHALL BE FURNISHED BY THE COMPANY TO THE HOLDER HEREOF UPON WRITTEN REQUEST AND WITHOUT CHARGE.
The Company shall imprint such legend on certificates evidencing Stockholder Shares. Upon the request of any Stockholder, the legend set forth above shall be removed from the certificates evidencing any shares which cease to be Stockholder Shares. Upon the request of any Stockholder, the Company shall remove the Securities Act portion of the legend set forth above from the certificate or certificates for such Stockholder Shares; provided that such Stockholder Shares are eligible (as reasonably determined by the Company) for sale pursuant to Rule 144 (or any similar rule or rules then in effect) under the Securities Act.
6.5    Transfer Requirements.
6.5.1    Subject to Section 6.3, unless otherwise agreed in writing by WCAS SRS and S prior to transferring any Stockholder Shares (other than in connection with a Public Sale, an Approved Sale or a Transfer pursuant to Article VIII by WCAS or any of its Permitted Transferees) to any Person, the transferring Stockholder shall cause the prospective Transferee to be bound by this Agreement and the Registration Rights Agreement and to execute and deliver to the Secretary of the Company, WCAS SRS and S a joinder to this Agreement substantially in the form attached hereto as Exhibit C and a counterpart signature page to the Registration Rights Agreement prior to the effectiveness of such Transfer (unless such Transfer is pursuant to applicable laws of descent and distribution, in which case, such executed joinder and counterpart signature page shall be delivered to the Secretary of the Company, WCAS SRS and S as soon as reasonably possible after such Transfer).
6.5.2    Subject to Section 6.3, the Company shall require any Person who acquires any Stockholder Shares (whether from another Stockholder or from the Company, including upon exercise or conversion of any Equity Securities) after the date of this Agreement (the “Acquired Securities”) to become a party to this Agreement and to succeed to all of the rights and obligations of a “Stockholder” under this Agreement by obtaining an executed joinder to this Agreement from such Person in the form of Exhibit C attached hereto. Upon the execution and delivery of the joinder by such Person, such Person’s Acquired Securities shall be Stockholder Shares hereunder, and such Person shall be a “Stockholder” under this Agreement with respect to the Acquired Securities. Each Additional Stockholder shall be added by the Company to Schedule A attached hereto, and the Company shall amend and restate such Schedule A from time to time to reflect the addition of such Additional Stockholders; provided that such amendment shall not be subject to Article XIV of this Agreement.
6.6    Void Transfers. Any Transfer or attempted Transfer of any Stockholder Shares in violation of any provision of this Agreement shall be void, and the Company shall not record such Transfer on its books or treat any purported Transferee of such Stockholder Shares as the owner of such shares for any purpose. Each Stockholder agrees that the Transfer restrictions in this Agreement may not be avoided by the holding of Stockholder Shares directly or indirectly through a Person that can itself be sold in order to dispose of an interest in Stockholder Shares free of such restrictions; provided that the Transfer of shares by any WCAS Co-Investor shall be permitted in accordance with the terms of the WCAS Co-Investment Agreement. Any Transfer of any Stockholder Shares (or other interest) resulting in any change in the control, directly or indirectly, of a Stockholder or of any other Person having control, directly or indirectly, over such Stockholder shall be treated as being a Transfer of the Stockholder Shares held by such Stockholder, and the provisions of this Agreement that apply in respect of the Transfer of Stockholder Shares shall thereupon apply in respect of the Stockholder Shares so held.
6.7    Transfer of Interest in the General Partner of WCAS SRS. Without the written consent of S, WCAS SRS shall not permit any amendment to the WCAS Co-Investment Agreement, or any Transfer of any Units (as such terms are defined in the WCAS Co-Investment Agreement) or other interest, in each case, resulting in any direct or indirect change in the control or identity of the general partner of WCAS SRS; provided that no direct or indirect change of control of the general partner of WCAS SRS due to changes in the investment professionals of Welsh, Carson, Anderson & Stowe or the change in the identity of the general partner of WCAS SRS to another Person controlled by Welsh, Carson, Anderson & Stowe shall be deemed to be a change of control or a change of identity hereunder.
ARTICLE VII
Approved Sale
7.1    Approved Sale. If at any time following the date of this Agreement (a)(i) to the extent required by Section 2.6.2, each of WCAS SRS and S approves a Sale of the Company and delivers written notice thereof to the Company and (ii) the Board approves a Sale of the Company and directs the Company to deliver written notice to the Stockholders invoking the provisions of this Article VII or (b) (i) a Call/Put Default occurs, (ii) at the time of such Call/Put Default WCAS owns twenty-five percent (25%) or more of the Original WCAS Shares, and (iii) WCAS SRS directs the Company to deliver written notice to the Stockholders invoking the provisions of this Article VII (any sale pursuant to clause (a) or clause (b), an “Approved Sale”), then the Stockholders shall consent to, vote in favor of and raise no objections against the Approved Sale (or the process associated therewith), and the Stockholders and the Company shall take all other actions necessary or reasonably required to cause the consummation of such Approved Sale on the terms so approved in accordance with this Section 7.1.
7.2    Consent to an Approved Sale. Each Stockholder shall consent to and raise no objections against the Approved Sale or the process pursuant to which the Approved Sale is arranged. Without limiting the foregoing, if the Approved Sale is structured as (a) a merger or consolidation, then each Stockholder shall vote or cause to be voted all of the Stockholder Shares that such Stockholder holds, or with respect to which such Stockholder has the power to direct the voting, and which are entitled to vote on such transaction, to approve such merger or consolidation, whether by written consent or at a stockholders’ meeting (as requested by the Board (or, if an Approved Sale occurs pursuant to Section 7.1(b), by WCAS SRS)), and shall waive all dissenter’s rights, appraisal rights or similar rights which such Stockholder may have in connection with such merger or consolidation, (b) a sale or redemption of Equity Securities, then each Stockholder shall agree to sell, and shall sell, all of such Stockholder’s Stockholder Shares, and rights to acquire Stockholder Shares, on the terms and conditions so approved by the applicable Person(s) under Section 7.1, and (c) a sale of assets, then each Stockholder shall vote or cause to be voted all of the Stockholder Shares that such Stockholder holds, or with respect to which such Stockholder has the power to direct the voting, and which are entitled to vote on such transaction, to approve such sale of assets and any subsequent liquidation of the Company or other distribution of the proceeds therefrom, whether by written consent or at a stockholders’ meeting (as requested by the Board (or, if an Approved Sale occurs pursuant to Section 7.1(b), by WCAS SRS)). Each Stockholder shall cause any directors designated by it to take all necessary or desirable actions to effect such Approved Sale and, if requested, to resign from their positions as directors as of the closing of such Approved Sale.
7.3    Actions in Connection with an Approved Sale. In furtherance of the foregoing, each Stockholder shall take, with respect to such Stockholder’s Stockholder Shares, all necessary or desirable actions requested by the Board (or, if an Approved Sale occurs pursuant to Section 7.1(b), by WCAS SRS) in connection with the consummation of the Approved Sale, including cooperating with any investment bank approved by the Board (and, if an Approved Sale occurs pursuant to Section 7.1(b), approved by WCAS SRS) engaged in connection with such Approved Sale, providing reasonable cooperation with the requests of the proposed buyer(s), executing and delivering such documents, certificates, agreements and other writings and taking such other actions reasonably necessary or desirable to provide customary representations, warranties, covenants, agreements, indemnities, holdbacks and escrow arrangements relating to such Approved Sale; provided that no Stockholder shall be required to agree to any non-competition covenants in connection with such Approved Sale. Each Stockholder shall be obligated to (a) provide with respect to such Stockholder the same representations, warranties, covenants and agreements that the applicable Person(s) under Section 7.1 agrees to provide in connection with such Approved Sale (except that each Stockholder shall be obligated to provide only with respect to itself any such representations, warranties, covenants and agreements that relate specifically to a particular Stockholder, such as representations and warranties given by a Stockholder regarding such Stockholder’s title to and ownership of such Stockholder Shares), (b) if the Approved Sale is structured as a sale or redemption of Equity Securities, take all such actions as may be necessary or desirable to vest in the proposed buyer(s) thereof good and marketable title to the shares being acquired and (c) join on a pro rata basis (based on the relative consideration received or to be received by each such Stockholder) in any indemnification or other obligations (including participating in such Stockholder’s pro rata share of any escrow arrangements) that the applicable Person(s) under Section 7.1 agrees to provide in connection with such Approved Sale (other than any such obligations that relate specifically to a particular Stockholder such as indemnification with respect to representations and warranties given by a Stockholder regarding such Stockholder’s title to and ownership of such Stockholder Shares); provided that no Stockholder’s obligations for indemnification and similar obligations shall exceed the aggregate of the total consideration received by, and any amount deposited into escrow on behalf of, such Stockholder in connection with such Approved Sale. In addition, the obligations of each Stockholder with respect to an Approved Sale pursuant to this Article VII are subject to the satisfaction of the condition that each Stockholder will receive the same form and amount of consideration with respect to each Stockholder Share as each other Stockholder receives with respect to such Stockholder’s Stockholder Shares of the same type, class or series, subject to the terms of this Agreement and the payment by any holder of options or warrants of the exercise price of such options or warrants.
7.4    Ancillary Documents. In connection with the consummation of an Approved Sale, S, WCAS and the Company shall engage in good faith negotiations of any transition services agreements, license agreements and any other documents reasonably required, desirable or requested by the prospective purchaser(s) of the Company or its business or assets to facilitate the Approved Sale or the transition to new ownership in accordance therewith.
7.5    Appointment of a Purchaser Representative. If the applicable Person(s) under Section 7.1 enter into any negotiation or transaction for which Rule 506 (or any similar rule then in effect) promulgated by the SEC may be available with respect to such negotiation or transaction (including a merger, consolidation or other reorganization), each Stockholder that is not an “accredited investor,” as that term is defined in Regulation D promulgated under the Securities Act, shall at the request of the applicable Person(s) under Section 7.1, appoint a “purchaser representative” (as such term is defined in Rule 501) reasonably acceptable to the applicable Person(s) under Section 7.1. If any Stockholder appoints a purchaser representative designated by the applicable Person(s) under Section 7.1, the Company shall pay the fees of such purchaser representative. However, if any Stockholder declines to appoint the purchaser representative designated by the applicable Person(s) under Section 7.1, such Stockholder shall appoint another purchaser representative (reasonably acceptable to the applicable Person(s) under Section 7.1), and such Stockholder shall be responsible for the fees of the purchaser representative so appointed.
7.6    Costs and Expenses of Approved Sale. Subject to Section 7.3, each Stockholder shall, at or following the consummation of an Approved Sale, bear its pro rata share (based upon the amount of consideration received or proposed to be received in the Approved Sale with respect to such Stockholder’s Stockholder Shares) of the costs of any Approved Sale to the extent such costs are incurred by or on behalf of the Person(s) initiating such Approved Sale pursuant to Section 7.1 for the benefit of all such Stockholders and are not otherwise paid by the Company or the acquiring party. Costs incurred by the Stockholders on their own behalf will not be considered costs of the Approved Sale; provided that (a) in any event the Company shall pay the fees and expenses of one (1) counsel representing S and WCAS SRS, if such Approved Sale is pursuant to Section 7.1(a), or WCAS SRS, if such Approved Sale is pursuant to Section 7.1(b). Notwithstanding any other provision herein to the contrary, S and WCAS SRS or the Board, if such Approved Sale is pursuant to Section 7.1(a), or WCAS SRS, if such Approved Sale is pursuant to Section 7.1(b), shall have the right at any time prior to the consummation of the Approved Sale to abandon the Approved Sale, and none of the actions taken or requested to be taken by any Stockholder or the Company prior to such abandonment shall in any way obligate the Company, the Board, WCAS SRS or S, as applicable, to consummate the Approved Sale; provided, however, that the Company shall bear the costs of any such abandoned Approved Sale to the extent such costs are incurred for the benefit of all Stockholders.
7.7    Most Favored Nation Pricing of S. If an Approved Sale occurs pursuant to Section 7.1(b) or if a Qualified Public Offering occurs, the Company and the Stockholders shall ensure that, following the consummation of such Approved Sale or Qualified Public Offering, S, S Parent and their respective Subsidiaries have the right to receive “most favored nation” pricing protection for a period of four (4) years following the consummation thereof with respect to any product of the Company or any of its Subsidiaries which as of immediately prior to the contemplation of such Approved Sale or Qualified Public Offering is bundled with a product of S, S Parent or their respective Subsidiaries pursuant to any License Agreement.
7.8    Company Actions in Connection with a WCAS SRS Directed Approved Sale. Without limiting the generality of the foregoing, if an Approved Sale occurs pursuant to Section 7.1(b), then the Company shall:
7.8.1    take all necessary and desirable actions as are reasonably directed by WCAS SRS in connection with the consummation of any Approved Sale, including (i) at the option of WCAS SRS, engaging an investment bank selected by WCAS SRS (the “Investment Bank”) to establish procedures acceptable to WCAS SRS to effect the Approved Sale with the objective of achieving the highest practicable value within a reasonable period of time, (ii) cooperating with the Investment Bank in accordance with such procedures, (iii) cooperating with the proposed buyer(s) and WCAS SRS in the evaluation of an Approved Sale, (iv) hiring legal counsel selected by WCAS SRS to act on behalf of the Company in connection with such Approved Sale, (v) facilitating the due diligence process in respect of any such Approved Sale, including establishing, populating and maintaining an online “data room”, (vi) executing a sale contract and other customary documents approved by WCAS SRS consistent with this Agreement (“Company Sale Agreement”), (vii) making required governmental filings and obtaining required third party consents, and (viii) providing any financial or other information or audit required by the proposed buyer’s financing sources;
7.8.2    if the Approved Sale is structured as a sale of assets, the Company agrees to execute and deliver or cause to be executed and delivered all documents, certificates, agreements and other writings and to take, or cause to be taken, all such actions as may be necessary or desirable to vest in the proposed buyer(s) thereof good and marketable title to such assets; and
7.8.3    if the Approved Sale is structured as a sale or redemption of Equity Securities, the Company shall execute and deliver or cause to be executed and delivered all documents, certificates, agreements and other writings and to take, or cause to be taken, all such actions as may be necessary or desirable to vest in the proposed buyer(s) thereof good and marketable title to the shares being acquired.
ARTICLE VIII
WCAS Put Rights; S Call Rights
8.1    WCAS Annual Put Right.
8.1.5    Subject to Section 8.4 and in accordance with the provisions of this Section 8.1, at any time on or after the date of this Agreement, WCAS SRS shall have the right (the “WCAS Annual Put Right”) to require S to purchase any or all of the Original WCAS Shares that have not been previously put to S (whether held by WCAS or any of its Permitted Transferees), as applicable (the “Annual Put Shares”) for a purchase price equal to the applicable Aggregate Annual Put Purchase Price determined for the Original WCAS Shares subject to such exercise of the WCAS Annual Put Right. Subject to Section 8.4 and in accordance with the provisions of this Section 8.1, the WCAS Annual Put Right may be exercised by WCAS SRS at any time and from time to time with respect to any or all of the Original WCAS Shares that have not previously been put to S by delivery of irrevocable (subject to Sections 8.8.4(a) and 8.10.4) written notice (an “Annual Put Notice”) to S, which Annual Put Notice shall specify the number of Annual Put Shares to be purchased by S and set forth in reasonable detail WCAS SRS’ calculation of the Aggregate Annual Put Purchase Price therefor.
8.1.6    WCAS SRS may exercise the WCAS Annual Put Right up to four (4) times in any period of 365 consecutive days.
8.1.7    In connection with any exercise of the WCAS Annual Put Right, S shall not be obligated to pay any Aggregate Annual Put Price which together with all other Aggregate Annual Put Purchase Prices paid during the prior 365 days, would exceed $250,000,000, excluding any penalties, interest or yield thereon (the “Annual Put Limit”). If the payment of any Aggregate Annual Put Purchase Price is made after the applicable Annual Put Closing Deadline with respect thereto, for the purposes of calculating the amount of Aggregate Annual Put Purchase Prices paid during any 365-day period, such Aggregate Annual Put Purchase Price shall be deemed to have been paid on the Annual Put Closing Deadline with respect thereto. To the extent that the Aggregate Annual Put Purchase Price of shares subject to any Annual Put Notice would result in S being required to pay more than is required under the Annual Put Limit in any consecutive 365-day period then the Annual Put Notice shall be automatically modified to cover the maximum number of shares that can be put to S subject to the Annual Put Limit.
8.1.8    In connection with any exercise of the WCAS Annual Put Right, S shall not be obligated to pay any Aggregate Annual Put Price in respect of an exercise of a WCAS Annual Put Right which is less than $25,000,000 (the “Per Exercise Annual Put Threshold”) as set forth in the Annual Put Notice or as finally determined pursuant to Section 8.10. To the extent that the Aggregate Annual Put Purchase Price of shares subject to any Annual Put Notice would result in S being required to pay less than the Per Exercise Annual Put Threshold, then the Annual Put Notice may be modified, at WCAS SRS’s option, to cover the minimum number of shares that can be put to S to meet the Per Exercise Annual Put Threshold. In connection with the Final Annual Put, the Per Exercise Annual Put Threshold shall not apply.
8.1.9    S shall be obligated to purchase the Annual Put Shares specified in any Annual Put Notice on a date (the “Annual Put Closing Deadline”) that is not later than the day that is ninety (90) days after the delivery of such Annual Put Notice or such earlier date as S and WCAS SRS may agree in writing. The closing of any exercise of the WCAS Annual Put Right shall occur at the main executive offices of the Company, or at such other place as S and WCAS SRS may agree in writing. The payment of the Aggregate Annual Put Purchase Price in respect of any exercise of the WCAS Annual Put Right shall be made by S at such closing by wire transfer of immediately available funds in U.S. dollars to one or more accounts designated by WCAS SRS to S.
8.2    WCAS Special Put Right.
8.2.1    Subject to Section 8.4, during the Special Put Period, WCAS SRS shall have the right (the “WCAS Special Put Right”) to require S to purchase all (but not less than all) of the Requisite Number of Special Put Shares (the “Special Put Shares”) for an aggregate purchase price (the “Special Put Purchase Price”) equal to the product of (a) the Original Per Share WCAS Closing Value multiplied by (b) the number of Special Put Shares multiplied by (c) two (2); provided that the Special Put Purchase Price shall be reduced by the sum of (1) the product of (i) the Call/Put Dividend Reduction Amount multiplied by (ii) the number of Special Put Shares to be put to S in such exercise of the WCAS Special Put Right, (2) the Executive Bonus Amount, (3) solely with respect to any Final Put Shares included in the exercise of a WCAS Special Put Right, the product of (i) the Bond Refinance Per Final Share Reduction Amount multiplied by the number of Final Put Shares put to S in such exercise of the WCAS Special Put Right, (4) the Cullen Payment Amount and (5) solely in the case of the Final Special Put, if the IR Transactions have not been consummated prior to payment in full of the Special Put Purchase Price (together with all amounts accrued thereon) with respect thereto, the True Up Amount, if any (provided that in no event shall the amount determined from the result of subtracting the amounts derived from clauses (1), (2), (3), (4) and (5) from the product of clauses (a), (b) and (c) be less than $0). The WCAS Special Put Right may be exercised by delivery of irrevocable (subject to Sections 8.8.4(a) and 8.10.4) written notice (a “Special Put Notice”) by WCAS SRS to S at any time during the Special Put Period. The Special Put Notice will set forth in reasonable detail WCAS SRS’ calculation of the Special Put Purchase Price.
For illustrative purposes only, the Special Put Purchase Price shall be calculated as follows:

For the avoidance of doubt, in the event of any conflict between the formula set forth in the immediately preceding sentence and the first paragraph of this Section 8.2.1, the first paragraph of this Section 8.2.1 shall control.
8.2.2    Upon delivery of such Special Put Notice, S shall be obligated to purchase the Special Put Shares on the date (the “Special Put Closing Deadline”) that is ninety (90) days after the delivery of the Special Put Notice or such earlier date as S and WCAS SRS may agree in writing. The closing of any WCAS Special Put Right shall occur at the main executive offices of the Company, or at such other place as S and WCAS SRS may agree in writing. The Special Put Purchase Price shall be paid by S at such closing by wire transfer of immediately available funds in U.S. dollars to one or more accounts designated by WCAS SRS to S.
8.3    S Call Right.
8.3.1    At any time on or after the date of this Agreement, S shall have the right, subject to the final sentence of Section 8.10.4, on one occasion (the “S Call Right”) to require WCAS SRS and each of its Permitted Transferees to sell all (but not less than all) of the Original WCAS Shares that have not previously been put to S (whether held by WCAS SRS or any of its Permitted Transferees) on the date of the closing of the S Call Right (the “Call Shares”) for a purchase price equal to the Aggregate Call Purchase Price. The S Call Right may be exercised by delivery of irrevocable (subject to Section 8.10.4) written notice (a “Call Notice”) to WCAS SRS at any time. The Call Notice will set forth in reasonable detail S’s calculation of the Aggregate Call Purchase Price.
8.3.2    Upon delivery of such Call Notice, S shall be obligated to purchase the Call Shares from WCAS SRS and its Permitted Transferees on a date (the “Call Closing Deadline”) that is not later than the day that is ninety (90) days after the delivery of such Call Notice or such earlier date as S and WCAS SRS may agree in writing. The closing of the exercise of the S Call Right shall occur at the main executive offices of the Company, or at such other place as WCAS SRS and S may agree in writing. The payment of the Aggregate Call Purchase Price shall be made by S at such closing by wire transfer of immediately available funds in U.S. dollars to one or more accounts designated by WCAS SRS to S.
8.4    Blackout Period. Notwithstanding anything to the contrary contained herein, in the event that S notifies WCAS SRS in writing of the date of announcement of its quarterly or annual earnings reports prior to the Blackout Period, WCAS SRS shall not have the right to notify S of any exercise of the WCAS Annual Put Right or the WCAS Special Put Right during the Blackout Period; provided that (a) notwithstanding the expiration of a Special Put Period during the Blackout Period, WCAS SRS shall be entitled to exercise WCAS Special Put Right until the date which is the same number of calendar days following the last day of such Blackout Period as was the length of such Blackout Period in calendar days, and (b) WCAS SRS shall be entitled to deem the Call/Put Notice that is delivered following the expiration of such Blackout Period to have been delivered on any date during the Blackout Period for the purposes of (i) calculating an Aggregate Annual Put Purchase Price or the Special Put Purchase Price and (ii) determining the applicability of the Annual Put Limit to any subsequent exercise of the WCAS Annual Put Right.
8.5    Rights with Respect to Acquired Securities.
8.5.1    In the event that WCAS SRS and/or any of its Affiliates acquire any shares of Common Stock (whether acquired on a standalone basis or underlying securities of the Company convertible into or exercisable or exchangeable for Common Stock) which are not Original WCAS Shares (such shares of Common Stock, “New Call/Put Securities”), then on the date of and substantially contemporaneous with such Person’s acquisition of such New Call/Put Securities, the Company and each Stockholder shall take all such actions as are necessary or desirable to provide to WCAS SRS and/or any such Affiliate of WCAS SRS the same rights to put such New Call/Put Securities to S and the Company that are contained in this Agreement regarding the WCAS Annual Put Right and the WCAS Special Put Right. It being understood as follows:
(a)    The new annual put right to be granted with respect to the New Call/Put Securities will be exercisable on the same terms (including a valuation based on a multiple of fifteen (15) times the Company’s trailing twelve month consolidated EBITDA as of the end of the most recently ended calendar month prior to any exercise , the payment terms for the annual put purchase price with respect to such New Call/Put Securities and timing for payment thereof (including applicable grace periods and reinstatement periods), and dispute resolution provisions with respect thereto) as the WCAS Annual Put Right included in this Agreement; provided that the Annual Put Limit will be increased proportionally based on the additional amount invested in the Company by WCAS SRS and/or its Affiliates for such New Call/Put Securities when added to the aggregate Original Per Share WCAS Closing Value of all Original WCAS Shares; provided, further, that (i) the amount that may reduce the Aggregate Annual Put Purchase Price contemplated by clause (b)(i) of the definition thereof will reduce the annual put purchase price payable with respect to any New Call/Put Securities solely to the extent such amounts have not previously reduced any Call/Put Price paid in respect of any Original WCAS Shares, and (ii) the amount that may reduce the Aggregate Annual Put Purchase Price contemplated by clauses (b)(ii), (b)(iii) and (b)(iv) of the definition of Aggregate Annual Put Purchase Price will not be applicable to the annual put price payable with respect to any New Put/Call Securities; provided, further, that such new rights created at such time will not permit WCAS SRS to exercise the annual put right with respect to such New Call/Put Securities prior to the date that is one (1) year following the date of acquisition of such securities by WCAS SRS and/or its Affiliate, as applicable.
(b)    The new special put right to be granted with respect to the New Call/Put Securities will be exercisable on the same terms (including, without limitation, during the same range of dates, subject to the same acceleration provisions, for a price that is equal to two (2) times the original amount paid for each share of Common Stock or Common Stock equivalent represented by such New Put/Call Security and the payment terms and timing (including applicable grace periods and reinstatement periods)) as the WCAS Special Put Right included in this Agreement; provided that the amounts that may reduce the Special Put Purchase Price contemplated by clauses (2), (3), (4) and (5) of the first proviso included in Section 8.2.1 will not be applicable to the special put price payable with respect to any New Call/Put Securities.
(c)    All remedies that are available to WCAS SRS under this Agreement or otherwise (as reflected in Section 8.8 or otherwise) arising from or in connection with any failure of S to make timely payment required in connection with exercise of its Annual Put Right, including those following a Put/Call Default, will also be available to WCAS SRS and/or its Affiliates in the event of a put payment default or a call payment default related to any New Call/Put Securities.
8.5.2    Additionally, in the event that WCAS SRS and/or any of its Affiliates acquire any New Call/Put Securities, then on the date of and substantially contemporaneous with such Person’s acquisition of such New Call/Put Securities, the Company and each Stockholder shall take all such actions as are necessary or desirable to provide to S the same right to call from such persons such New Call/Put Securities that are contained in this Agreement regarding the S Call Right. It being understood as follows:
(a)    The new call right to be granted with respect to the New Call/Put Securities will be exercisable on the same terms (including, without limitation, exercisable by S at any time, for a price that is equal to the greater of (x) three (3) times the original amount paid for each share of Common Stock or Common Stock equivalent represented by such New Call/Put Securities and (y) valuation based on a multiple of fifteen (15) times the Company’s trailing twelve month consolidated EBITDA as of the end of the most recently ended calendar month prior to any exercise, the payment terms and timing for payment thereof (including applicable grace periods and reinstatement periods), and dispute resolution provisions) as the S Call Right included in this Agreement, provided that if S exercises the S Call right it will also be required to exercise the new call right with respect to the New Call/Put Securities, and vice versa, provided, further, (i) the amount that may reduce the Aggregate Call Purchase Price contemplated by clauses (a)(ii)(w) and (b)(ii)(A) of the definition thereof will reduce the call put purchase price payable with respect to any New Call/Put Securities solely to the extent such amounts have not previously reduced any Call/Put Price paid in respect of any Original WCAS Shares and (ii) that the amounts that may reduce the Aggregate Call Purchase Price contemplated by clauses (a)(ii)(x), (a)(ii)(y), (a)(ii)(z), (b)(ii)(B), (b)(ii)(C) and (b)(ii)(D) of the definition of Aggregate Call Purchase Price will not be applicable to the S call price payable with respect to any New Put/Call Securities.
(b)    All remedies that are available to S under this Agreement or otherwise (as reflected in Section 8.8 or otherwise) arising from or in connection with any failure of WCAS SRS to comply with its obligations following a valid exercise of the S Call Right will be available to S in the event of any failure of WCAS SRS or any of its Affiliates to comply with its obligations following a valid exercise of the call right applicable to such New Call/Put Securities.
8.6    Procedures for Transfer of Call/Put Shares.
8.6.1    Upon receipt of payment of the applicable Aggregate Annual Put Purchase Price, Special Put Purchase Price or Aggregate Call Purchase Price, WCAS SRS and its Permitted Transferees shall surrender to the Company certificates representing the number of shares of Common Stock purchased by S (or by the Company in the case of a purchase by it pursuant to the Section 8.8.4(b)) pursuant to the applicable Annual Put Notice, Special Put Notice or Call Notice. If such certificate is for a greater number of shares than the number purchased in connection with such exercise of the WCAS Annual Put Right, the Company shall, within five (5) Business Days following the closing of such put sale, issue to the applicable Stockholder a new certificate or certificates reflecting the balance of the shares of Common Stock evidenced by such certificate which were not sold to S.
8.6.2    In connection with the Transfer of Annual Put Shares, Special Put Shares or Call Shares, as applicable, to S or the Company pursuant to this Article VIII, WCAS SRS (or its Permitted Transferee, as applicable) shall execute and deliver to S and the Company reasonable and customary Transfer documents, including stock powers and a transfer agreement; provided that WCAS SRS (or its Permitted Transferee, as applicable) shall not be required to make covenants in such transfer agreement (other than the covenant to sell and surrender the applicable Annual Put Shares, Special Put Shares or Call Shares), shall only be required to make representations and warranties regarding title to, authority to sell and absence of liens in respect of the Annual Put Shares, Special Put Shares or Call Shares and shall not be subject to any indemnification obligations.
8.6.3    In the event of any Permitted Transfer (other than a Transfer to S, S Parent or their respective Affiliates) of any Original WCAS Shares, (a) WCAS may at its election exercise all rights set forth in this Article VIII on behalf of the Permitted Transferee with respect to such Original WCAS Shares and (b) shall provide that the S Call Right may be exercised in respect of any Original WCAS Shares held by such Permitted Transferee.
8.7    Certain Payments by WCAS SRS. If the Call/Put Price (calculated without the application of any clause in the definition of Aggregate Annual Put Purchase Price, Aggregate Call Purchase Price, or Special Put Purchase Price, as applicable, that restricts such Call/Put Price from being less than $0) in respect of the exercise of the Final Annual Put, the WCAS Special Put Right or the S Call Right is less than $0, then, on or prior to the Call/Put Closing Deadline with respect to such Call/Put Exercise, WCAS SRS shall pay to S the amount by which such Call/Put Price (as calculated pursuant to this Section 8.7) is less than $0; provided that WCAS SRS shall not be required to pay any amount in excess of the True Up Amount pursuant to this Section 8.7. Any amount payable pursuant to this Section 8.7 shall be set forth in the applicable Call/Put Notice with respect to the Call/Put Exercise to which such payment relates and any dispute regarding the amount of any such payment shall be resolved in accordance with Section 8.10 mutatis mutandis.
8.8    Failure to Timely Pay the Call/Put Price.
8.8.1    During the Call/Put Grace Period, the Reinstatement Period and following a Call/Put Default, the portion of any Call/Put Price with respect to a Call/Put Exercise that remains unpaid on the day following the applicable Call/Put Closing Deadline with respect thereto shall bear interest at a rate equal to the Applicable Late Payment Rate, accruing daily and compounding on the last day of each quarter of the Company’s fiscal year, starting on the day following the applicable Call/Put Closing Deadline and ending on the date of payment in full of such Call/Put Price together with all amounts that have accrued with respect thereto.
8.8.2    During a Call/Put Grace Period, the accrual and receipt of interest pursuant to Section 8.8.1 shall be the sole remedy of WCAS SRS (whether on behalf of itself or on behalf of any of its Permitted Transferees) in respect of a failure by S to pay the Call/Put Price to which such Call/Put Grace Period relates.
8.8.3    Any and all rights and remedies available to WCAS SRS (whether exercised on behalf of itself or on behalf of any of its Permitted Transferees) in the event of a Call/Put Default at law, at equity, by contract or otherwise and pursuant to this Agreement (including pursuant to Section 8.8.4) shall also be available to WCAS SRS (on behalf of itself or on behalf of any of such Permitted Transferee(s)) at any time during the Reinstatement Period, subject to the limited cure rights in Section 8.9. If any rights or remedies with respect to a Call/Put Default automatically arise or become effective upon the occurrence of a Call/Put Default, such rights and remedies shall also automatically take effect upon commencement of and continue during any Reinstatement Period, subject to the limited cure rights in Section 8.9, as well as following a Call/Put Default, subject to the limited cure rights in Section 8.9.
8.8.4    Following any Call/Put Default, in addition to all rights and remedies available at law, at equity, by contract or otherwise, WCAS SRS shall have all rights and remedies set forth in this Agreement, including (x) becoming the Operational Control Investor, (y) as set forth in clause (b) of the definition of “WCAS Director Number,” in Sections 2.1.1, 2.3, 2.5.1(b)(i), 2.6, 2.7, 2.11, 3.3.4, 6.2, 6.3, 8.8.1, 11.1.1, 11.2.5 and 12.2 and in Article VII and as referenced elsewhere herein and (z) the following:
(a)    In lieu of the amount that has accrued pursuant to Section 8.8.1 as of any date of determination, WCAS SRS, may, at its sole discretion, elect to deliver a subsequent Call/Put Notice with respect to such defaulted Call/Put Exercise, setting forth a revised Call/Put Price determined as of the delivery date of such subsequent Call/Put Notice and the procedures applicable to the determination of the Call/Put Price under the Agreement shall apply to the revised Call/Put Price; provided that the Call/Put Closing Deadline with respect to such Call/Put Notice shall be thirty (30) days following delivery of the subsequent Call/Put Notice (it being understood the time periods contemplated by Sections 8.10.2 through 8.10.4 shall be commensurately reduced to comply with such thirty (30)-day payment period; provided, however, the Call/Put Default shall continue to occur uninterrupted, despite the delivery of such subsequent Call/Put Notice. Prior to payment in full of the Call/Put Price (together with all amounts accrued in respect thereof), WCAS SRS shall be entitled to make any number of elections pursuant to this Section 8.8.4(a) at intervals of not less than thirty (30) days between such elections.
(b)    WCAS SRS may require the Company to purchase the Call/Put Shares for, at WCAS SRS’ option, cash and/or a note issued by the Company having terms set forth on Exhibit D, and the provisions of this Agreement applicable to S with respect to such Call/Put Right shall apply to the Company mutatis mutandis; provided that there shall be no limitation as to the last date on which WCAS SRS may elect to put the Call/Put Shares to the Company (including, for the avoidance of doubt, any limitation imposed as a result of the expiration of the Special Put Period). If WCAS SRS should determine to accept a note in connection with the foregoing, the Company shall use its commercially reasonable efforts to obtain liquidity to repay such note as soon as practicable following the issuance thereof.
(c)    WCAS SRS shall have the right to cause the Company to undertake an Initial Public Offering of the Common Stock as contemplated by the Registration Rights Agreement. If WCAS SRS elects to cause the Company to pursue an Initial Public Offering, each Stockholder and the Company will do such things and take such actions as are contemplated by the Registration Rights Agreement to consummate such offering as expeditiously as possible.
8.9    Limited Cure Right.
8.9.1    If at any time during a Reinstatement Period, S pays in full the applicable Call/Put Price to which such Reinstatement Period relates and all amounts accrued thereon pursuant to Section 8.8.1 to WCAS SRS (or its designee), then such default will be cured and any remedies that automatically took effect upon the commencement of or during the Reinstatement Period (other than rights to amounts due under Section 8.8.1) shall be reversed by the parties.
8.9.2    In the event that prior to the end of a Reinstatement Period, S does not pay in full to WCAS SRS (or its designee) the Call/Put Price (together with all amounts accrued thereon) to which such Reinstatement Period relates, S shall not have the ability to cure the resulting Call/Put Default, and upon payment in full of the Call/Put Price to which such Reinstatement Period relates, WCAS shall retain any and all applicable rights available to it at law, at equity, by contract or otherwise and pursuant to this Agreement (for the avoidance of doubt, excluding any rights to continued accrual of interest on any Call/Put Price which has been paid in full (together with all amounts accrued thereon) and any rights which have lapsed as a result of the consummation of an Approved Sale or a Qualified Public Offering).
8.10    Calculation of Call/Put Prices; Disputes Regarding Aggregate Call/Put Price.
8.10.1    Sample calculations of each of the Aggregate Annual Put Purchase Price, the Special Put Purchase Price, the Aggregate Call Purchase Price and any amount payable by WCAS SRS pursuant to Section 8.7 are set forth on Exhibit E. The calculation of the Aggregate Annual Put Purchase Price, the Special Put Purchase Price, the Aggregate Call Purchase Price and any amount payable by WCAS SRS pursuant to Section 8.7shall be made using the methodology used to calculate the applicable sample Aggregate Annual Put Purchase Price, Special Put Purchase Price and Aggregate Call Purchase Price as set forth on Exhibit E.
8.10.2    Following delivery of a Call/Put Notice, the party receiving such notice shall have fifteen (15) Business Days to object to the Call/Put Price set forth therein. In the event that there is any dispute regarding the calculation of such Call/Put Price which is not resolved within fifteen (15) Business Days following delivery of a Call/Put Notice, then either WCAS SRS or S may require that the dispute be submitted to the Neutral Accounting Firm for resolution. WCAS SRS and S shall cooperate to retain the Neutral Accounting Firm to resolve any dispute promptly and in any event within fifteen (15) Business Days after either demands that a dispute be so submitted, including to cooperate with each other and the Company to have an arbitrator appointed, if necessary, as contemplated by the definition of Neutral Accounting Firm. Each of WCAS SRS and S will submit statements describing the nature of any such disagreement in reasonable detail, identifying the specific items involved (the “Disputed Items”) and, to the extent practicable, the dollar amount of each such disagreement and provide reasonable supporting documentation for each such disagreement to the Neutral Accounting Firm (acting as an expert and not an arbitrator, and the Neutral Accounting Firm shall not have any authority retain its own counsel to assist it to interpret any applicable law or the terms of this Agreement but shall instead rely upon the submissions of the parties in that regard) to resolve such Disputed Items within fifteen (15) Business Days of the date of appointment of the Neutral Accounting Firm. In connection with any dispute regarding the calculation of any Call/Put Price, each of WCAS SRS, S and the Neutral Accounting Firm shall have reasonable access (upon reasonable notice, under reasonable circumstances and during normal business hours) to any books, work papers, schedules or records of the Company and its Subsidiaries (including the books, work papers, schedules and records of any accountants, independent auditors or other agents of the Company and its Subsidiaries, subject to the execution and delivery by the party requesting access of customary access letters) and the Company’s internal and external accountants, the Company’s finance personnel and other employees of or advisors to the Company and its Subsidiaries, in each case, to the extent access is reasonably required for WCAS SRS, S or the Neutral Accounting Firm, as applicable, to assess the accuracy and acceptability of the such Call/Put Price.
8.10.3    The Neutral Accounting Firm shall only consider those remaining Disputed Items and amounts set forth in the submissions of the parties as to which WCAS SRS and S continue to disagree and must resolve the matter in accordance with GAAP and the terms and provisions of this Agreement. The Neutral Accounting Firm shall deliver to WCAS SRS and S as promptly as practicable a written report setting forth the resolution of any such disagreement determined in accordance with the terms of this Agreement. The Neutral Accounting Firm shall make its determination based solely on presentations and supporting material provided by WCAS SRS and S and not pursuant to any independent review and shall not make a determination of the disputed Call/Put Price (or any element thereof) that is less than the lowest calculation of such Call/Put Price (or element thereof) submitted to it or higher than the highest calculation of such Call/Put Price (or element thereof) submitted to it by either WCAS SRS or S. WCAS SRS and S shall provide copies to one another of all written submissions to the Neutral Accounting Firm and shall be permitted to attend (and shall receive reasonable advance written notice of) any meeting with or presentations to the Neutral Accounting Firm. Each of WCAS SRS and S shall use commercially reasonable efforts to make its presentations as promptly as practicable following submission to the Neutral Accounting Firm of the remaining Disputed Items, and WCAS SRS and S shall each be entitled, as part of its presentation, to respond to the presentation of the other party and any questions and requests of the Neutral Accounting Firm. The Neutral Accounting Firm shall have the power to otherwise establish the procedures for conducting the dispute resolution, including establishing the time of the final submissions and responses of the parties. In deciding any Disputed Item, the Neutral Accounting Firm shall be bound by the provisions of this Article VIII and the other relevant provisions of this Agreement. Neither S nor WCAS SRS shall disclose to the Neutral Accounting Firm, and the Neutral Accounting Firm shall not consider for any purpose, any settlement discussions or settlement offer made by either of them, unless otherwise agreed in writing by S and WCAS SRS.
8.10.4    Each of WCAS SRS and S shall direct and use commercially reasonable efforts to cause the Neutral Accounting Firm to render a decision within thirty (30) days of submission of the matter to the Neutral Accounting Firm. The determination of the Neutral Accounting Firm shall be final and binding upon WCAS SRS, S and the Company, absent manifest error by the Neutral Accounting Firm. Judgment may be entered upon the determination of the Neutral Accounting Firm in any court having jurisdiction over the party against which such determination is to be enforced. Notwithstanding the foregoing, (a) if the Neutral Accounting Firm determines that an Aggregate Annual Put Purchase Price or a Special Put Purchase Price is lower than the amount set forth in the statement submitted to the Neutral Accounting Firm by WCAS SRS, then WCAS SRS may rescind the Annual Put Notice or Special Put Notice, as applicable, and such WCAS Annual Put Rights or WCAS Special Put Right, as applicable, will be available to WCAS SRS, and to the extent applicable, the other holders of Original WCAS Shares, as if WCAS SRS had never delivered such Annual Put Notice or Special Put Notice, as applicable, and (b) if the Neutral Accounting Firm determines that an Aggregate Call Purchase Price is higher than the amount set forth in the statement submitted to the Neutral Accounting Firm by S, then S may rescind the Call Notice and such call rights will be available to S as if it had never delivered such Call Notice.
8.10.5    All fees and expenses relating to the work, if any, to be performed by the Neutral Accounting Firm will be paid by the Company.
ARTICLE IX
Subscription Rights
9.1    Subscription Rights. Except for any sale or issuance of Equity Securities or debt securities pursuant to a Permitted Issuance, if the Company authorizes the issuance or sale of any Offered Securities, the Company shall promptly deliver to each Eligible Stockholder a notice (the “Rights Notice”) of its intention to sell or otherwise issue Offered Securities setting forth a description and the type and number of such Offered Securities and any other securities proposed to be issued or sold and the proposed purchase price and terms of sale. If the Offered Securities are to be offered for property other than cash, the Board shall make a good faith determination of the fair market value of the property proposed to be received for such Offered Securities and such determination shall constitute the price at which such Offered Securities will be offered for purposes of the Rights Notice and this Article IX. Upon receipt of the Rights Notice, subject to the proviso at the end of this sentence, each Eligible Stockholder shall have the right to elect to purchase, at the price and on the terms and conditions stated in the Rights Notice, a portion of such Offered Securities equal to the product of (a) the quotient determined by dividing (i) the number of Stockholder Shares held by such Eligible Stockholder by (ii) the aggregate number of Stockholder Shares then held by all Eligible Stockholders multiplied by (b) the number of Offered Securities proposed to issued; provided that notwithstanding anything contained herein to the contrary, (x) if the Company is issuing more than one class or type of securities of the Company or any of its Subsidiaries together as a unit, then any Eligible Stockholder who elects to purchase any class or type of such securities pursuant to this Article IX must also purchase a corresponding proportion of all such other Offered Securities, all at the proposed purchase price and on terms of sale as specified in the applicable Rights Notice and (y) no Eligible Stockholder shall have any right to purchase Offered Securities pursuant to a Rights Notice or this Article IX if neither WCAS SRS nor S elect to purchase any Offered Securities.
9.2    Procedures Regarding Subscription Rights.
9.2.3    In order to exercise its purchase rights under Section 9.1, an Eligible Stockholder must, within ten (10) business days after its receipt of the Rights Notice, deliver a written notice to the Company describing its election hereunder. If all of the Offered Securities offered to the Eligible Stockholders are not fully subscribed by such Eligible Stockholders and either WCAS SRS or S has elected to purchase Offered Securities, the remaining Offered Securities shall be reoffered by the Company to the Eligible Stockholders purchasing their full allotment upon the terms set forth in this Article IX, except that such Eligible Stockholders must exercise their purchase rights within five (5) business days after receipt of such reoffer. The Company shall promptly notify each Eligible Stockholder if his, her or its subscription rights pursuant to Section 9.1 lapse as a result of a failure of WCAS SRS or S to purchase any Offered Securities.
9.2.4    Upon the expiration of the offering periods described above, the Company shall be entitled to sell to any Person such Offered Securities which the Stockholders have not elected to purchase during the 180 day period following such expiration on terms and conditions no more favorable to the purchasers thereof than those specified in the Rights Notice. Any Offered Securities that are not sold within such 180 day period that are again offered for sale by the Company after such 180 day period must be reoffered to the Stockholders pursuant to the terms of this Article IX.
9.2.5    Nothing in this Article IX shall be deemed to prevent WCAS and S (each, a “Purchasing Holder”) together (or either Purchasing Holder with the prior written consent of the other Purchasing Holder) from purchasing for cash any Offered Securities without the Company first complying with the provisions of this Article IX; provided that in connection with such purchase (a) the Board (or applicable Sub Board) has determined in good faith that the delay caused by compliance with the provisions of Section 9.1 in connection with such investment would be reasonably likely to cause harm to or otherwise disadvantage the Company (or the applicable Subsidiary); (b) the Company (or the applicable Subsidiary) gives prompt notice to the other Stockholders, which notice shall describe in reasonable detail the Offered Securities being purchased by the Purchasing Holder and the purchase price thereof and (c) the Purchasing Holder and the Company (or the applicable Subsidiary) take all steps necessary to enable the other Stockholders to effectively exercise their respective rights under this Article IX with respect to their purchase of a share of the Offered Securities issued to the Purchasing Holder as promptly as reasonably practicable after such purchase by the Purchasing Holder on the terms specified in this Article IX.
9.3    Termination of Subscription Rights. The rights of the Stockholders under this Article IX shall terminate upon the consummation of a Qualified Public Offering.
ARTICLE X
Information Rights; Access
10.1    Information Rights. The Company shall provide to S and WCAS SRS:
10.1.6    as soon as available after the end of each of the first two (2) months of each fiscal quarter following the date of this Agreement, but in no event later than fifteen (15) Business Days after the end of such month, copies of: (x) unaudited consolidated balance sheets of the Company and its Subsidiaries as of the end of such month; and (y) unaudited consolidated statements of income and cash flows of the Company and its Subsidiaries for such month and for the portion of the fiscal year ending with such month; in each case prepared in accordance with GAAP;
10.1.7    as soon as available after the end of the first, second and third fiscal quarters of each fiscal year following the date of this Agreement, but in no event later than forty-five (45) days after the end of such fiscal quarter, copies of: (x) unaudited consolidated balance sheets of the Company and its Subsidiaries as of the end of such quarter; and (y) unaudited consolidated statements of income and cash flows of the Company and its Subsidiaries for such quarter and for the portion of the fiscal year ending with such quarter; in each case prepared in accordance with GAAP;
10.1.8    as soon as available after the end of each fiscal year following the date of this Agreement, but in no event later than one hundred twenty (120) days after the end of such fiscal year, copies of: (x) audited consolidated balance sheets of the Company and its Subsidiaries as of the end of such fiscal year; and (y) audited consolidated statements of income and cash flows of the Company and its Subsidiaries for such fiscal year; in each case prepared in accordance with GAAP and accompanied by an opinion thereon of the independent certified public accountants of the Company; and
10.1.9    at least ten (10) Business Days prior to any Annual Meeting, the proposed 1 + 3 Plan to be presented at such meeting and within five (5) Business Days following its approval at any Annual Meeting, the final 1 + 3 Plan.
10.2    Access. The Company shall, and shall cause each of its Subsidiaries to, permit each of WCAS SRS and S and their representatives to have access to the properties, facilities, corporate books and financial records of the Company and its Subsidiaries, in each case at such times as WCAS SRS or S may reasonably request; provided that no such access shall materially interfere with the ordinary course conduct of the business of the Company or any of its Subsidiaries.
10.3    Other Information. Each of WCAS SRS or S may elect, by giving written notice to the Company (which shall be subject to revocation by such WCAS SRS or S, as applicable, by written notice), not to receive any material non-public information required to be provided by the Company pursuant to this Agreement during the periods of time specified in any such notice. Following the giving of such notice and during the applicable time period, the Company shall use commercially reasonable efforts to withhold delivery of such information.
ARTICLE XI
Restrictive Covenants
11.1    Corporate Opportunities.
11.1.1    In the event that any officer or manager of either (x) WCAS XI Associates LLC or its affiliated private equity funds, or (y) S, S Parent or their respective Affiliates, acquires knowledge of a potential transaction or matter in the course of such individual’s pursuit of his or her duties on behalf of such entities that may be a corporate opportunity related to the Company Business, such Person shall have the duty (i) to communicate or present or cause to be presented such corporate opportunity to the Board and (ii) to refrain from, and to cause its Affiliates to refrain from, independently pursuing such corporate opportunity except as expressly permitted in this Section Section 11.1. The provisions of Section 11.1.1 shall not apply to WCAS SRS or its Affiliates following the failure by S and S Parent to pay the Aggregate Call Purchase Price and any amount accrued in respect thereof in full to WCAS SRS or its designees prior to the end of any Reinstatement Period with respect thereto.
11.1.2    Notwithstanding Section 11.1.1(ii):
(d)    If (1) the WCAS Directors vote NO with respect to (or WCAS otherwise rejects) and (2) the S Directors vote YES with respect to (and S otherwise approves) the pursuit by the Company of a corporate opportunity that has one or more business lines that fall within the definition of Company Business (the “WCAS Passed Opportunity”), then, provided that S has (x) made available to the WCAS Directors all material information regarding, as well as S’s analysis and evaluation of, the Passed Opportunity, (y) provided any additional information with respect to the WCAS Passed Opportunity reasonably requested by the WCAS Directors (but, with respect to both clauses (x) and (y), only to the extent such items are in the possession of S), and (z) allowed the WCAS Directors a reasonably sufficient time to review such WCAS Passed Opportunity and such information prior to the date of such Board meeting, S (i) may pursue the WCAS Passed Opportunity and (ii) if S consummates such WCAS Passed Opportunity, it shall pay a royalty to WCAS equal to 3% of the revenue generated by the WCAS Passed Opportunity’s business lines that compete with the Company Business (the “Competing Business”). Notwithstanding the foregoing, S’s obligations to make available or provide information to the Company and the WCAS Directors will be subject to the terms of any confidentiality agreement applicable to such WCAS Passed Opportunity; provided however, that S will use its commercially reasonable efforts to cause the Company to be a permitted recipient under such confidentiality agreement or cause the Company to enter into a separate confidentiality agreement with respect to such WCAS Passed Opportunity.
(e)    Notwithstanding the foregoing Section 11.1.2(a), S will not pursue any WCAS Passed Opportunity that has a Competing Business (x) if the Company operates in or sells into any of the countries that the Competing Business operates in or sells into (the “Competing Business Territory”), (y) if any of the countries in Competing Business Territory is identified in the most recent 1 + 3 Plan that was approved by both the S Directors and the WCAS Directors as a country that the Company will expand into during the first 24 months of such 1 + 3 Plan or (z) if the Company’s database (at the time of any determination hereunder) maps to 50% or more of the vehicles in the car parc of any country in the Competing Business Territory, with such determination made separately with respect to each country on a country-by-country basis.
(f)    Notwithstanding the foregoing Section 11.1.2(a), S will not permit any Competing Business of a previously-acquired WCAS Passed Opportunity to expand to operate in or sell into any country (x) that the Company operates in or sells into, (y) that is identified in the most recent 1 + 3 Plan that was approved by both the S Directors and the WCAS Directors as a country that the Company will expand into during the first 24 months of such 1 + 3 Plan or (z) in which the Company’s database (at the time of any determination hereunder) maps to 50% or more of the vehicles in the car parc of such country, with such determination made separately with respect to each country on a country-by-country basis.
11.1.3    Notwithstanding Section 11.1.1(ii):
(c)    If (1) the S Directors vote NO with respect to (or S otherwise rejects) and (2) the WCAS Directors vote YES with respect to (and WCAS otherwise approves) the pursuit by the Company of a corporate opportunity that has one or more business lines that fall within the definition of Company Business (the “S Passed Opportunity”), then, provided that WCAS has (x) made available to the S Directors all material information regarding, as well as WCAS SRS’s analysis and evaluation of, the Passed Opportunity, (y) provided any additional information with respect to the S Passed Opportunity reasonably requested by the S Directors (but, with respect to both clauses (x) and (y), only to the extent such items are in the possession of WCAS SRS), and (z) allowed the S Directors a reasonably sufficient time to review such S Passed Opportunity and such information prior to the date of such Board meeting, WCAS XI Associates LLC, WCAS XII Associates LLC or their respective Affiliates (i) may pursue the S Passed Opportunity and (ii) if WCAS SRS consummates such S Passed Opportunity, it shall pay a royalty to S equal to 3% of the revenue generated by the S Passed Opportunity’s Competing Business. Notwithstanding the foregoing, WCAS SRS’s obligations to make available or provide information to the Company and the S Directors will be subject to the terms of any confidentiality agreement applicable to such S Passed Opportunity; provided however, that WCAS SRS will use its commercially reasonable efforts to cause the Company to be a permitted recipient under such confidentiality agreement or cause the Company to enter into a separate confidentiality agreement with respect to such S Passed Opportunity.
(d)    Notwithstanding the foregoing Section 11.1.3(a), WCAS XI Associates LLC, WCAS XII Associates LLC or their respective Affiliates will not pursue any S Passed Opportunity that has a Competing Business (x) if the Company operates in or sells into any Competing Business Territory, (y) if any of the countries in Competing Business Territory is identified in the most recent 1 + 3 Plan that was approved by both the S Directors and the WCAS Directors as a country that the Company will expand into during the first 24 months of such 1 + 3 Plan or (z) if the Company’s database (at the time of any determination hereunder) maps to 50% or more of the vehicles in the car parc of any country in the Competing Business Territory, with such determination made separately with respect to each country on a country-by-country basis.
(e)    Notwithstanding the foregoing Section 11.1.3(a), WCAS SRS will not permit any Competing Business of a previously-acquired S Passed Opportunity to expand to operate in or sell into any country (x) that the Company operates in or sells into, (y) that is identified in the most recent 1 + 3 Plan that was approved by both the S Directors and the WCAS Directors as a country that the Company will expand into during the first 24 months of such 1 + 3 Plan or (z) in which the Company’s database (at the time of any determination hereunder) maps to 50% or more of the vehicles in the car parc of such country, with such determination made separately with respect to each country on a country-by-country basis.
11.2    Non-Competition.
11.2.3    Other than in connection with the Company and its Subsidiaries, none of WCAS SRS, S, S Parent or their respective Affiliates shall directly or indirectly, own, operate, lease, manage, control, engage in, invest in, permit its name to be used by, act as consultant or advisor to, render services for (alone or in association with any Person), provide financing to or otherwise assist in any manner any Person in any business that is described in the definition of “Company Business” anywhere in the world, except as permitted pursuant to Section 11.1.2 or Section 11.1.3. Notwithstanding the foregoing, it is understood and agreed that nothing herein shall prevent S, S Parent or their Affiliates from engaging (i) in any business line which is identified in the definition of S Business and which is identified in the definition of Company Business and (ii) following the consummation of the IR Transactions, in any business line which is identified in the definition of IR Business as a business and which is identified in the definition of Company Business and engaged in by the Company independently of the IR Business, in each case to the extent to and in the manner in which such business line is engaged in by S Parent or any of its Subsidiaries, API and MPI respectively as of the date hereof.
11.2.4    In addition, the Company will not, and will cause its Subsidiaries not to, directly or indirectly, own, operate, lease, manage, control, engage in, invest in, permit its name to be used by, act as consultant or advisor to, render services for (alone or in association with any Person), provide financing to or otherwise assist in any manner any Person in any business that is described in the definition of “S Business” anywhere in the world. Notwithstanding the foregoing, it is understood and agreed that nothing herein shall prevent the Company and its Subsidiaries from engaging (i) in any business line which is identified in the definition of S Business as a business and which is identified in the definition of Company Business and (ii) following the consummation of the IR Transactions, in any business line which is identified in the definition of IR Business as a business and which is identified in the definition of Company Business and engaged in by the Company independently of the IR Business.
11.2.5    Each of S and S Parent will not, and each of S and S Parent will cause its Affiliates (other than the Company and its Subsidiaries) to not, directly or indirectly, develop, acquire, sell, offer for sale, promote, market, manufacture, distribute or otherwise provide or commercialize any of the Company’s or its Subsidiaries’ products or services, or products or services that compete with or could compete with any of the products or services of the Company or its Subsidiaries, in any market in any jurisdiction in the world, except to the extent that S, S Parent or their Affiliates have the right to do so pursuant to the terms of any License Agreement or pursuant to Section 11.1.2.
11.2.6    The Company will not, and will cause its Subsidiaries not to, directly or indirectly, develop, acquire, sell, offer for sale, promote, market, manufacture, distribute or otherwise provide or commercialize any of S Parent’s or its Subsidiaries’ products or services, or products or services that compete with or could compete with the any of the products or services of S Parent or its Subsidiaries, in any market in any jurisdiction in the world, except to the extent that the Company and its Subsidiaries have the right do so pursuant to the terms of any License Agreement.
11.2.7    The provisions of this Section 11.2 shall terminate (a) with respect to S and S Parent, on the earlier to occur of (i) the consummation of a Sale of the Company and (ii) the one (1) year anniversary of the date on which S no longer owns any Equity Securities of the Company (other than as a result of a Sale of the Company) and (b) with respect to WCAS SRS on the earlier to occur of (i) S’ and S Parent’s failure to pay the Aggregate Call Purchase Price in full to WCAS SRS (or its designee) prior to the end of any Reinstatement Period with respect thereto, (ii) the consummation of a Sale of the Company and (iii) the one (1) year anniversary of the date on which WCAS no longer owns any Equity Securities of the Company (other than as a result of a Sale of the Company).
11.2.8    If the final judgment of a court of competent jurisdiction declares any term or provision of this Section 11.2 to be invalid or unenforceable, the parties hereto agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified to cover the maximum, duration, scope or area permitted by law.
11.3    Affiliate Arrangements.
11.3.4    The Company shall conduct, and shall cause each of its Subsidiaries to conduct, all transactions with its Affiliates (other than Subsidiaries of the Company, but including S, WCAS SRS and their respective Affiliates), current or former 5% Owners, officers or directors, or any member of their Family Group (an “Affiliate Transaction”) on terms that are fair and reasonable and no less favorable to the Company or such Subsidiary than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate, current or former officer or director, or member of a Family Group and in compliance with all applicable laws; it being understood and agreed that the following shall be deemed to be in compliance with this Section 11.3.1: (a) agreements, arrangements and transactions expressly permitted by this Agreement (including any Permitted Issuance, any exercise of rights under Section 8.8 and any issuance of Offered Securities in accordance with the terms of Article IX) and (b) employment agreements entered into or to be entered into by the Company or any of its Subsidiaries with officers, directors or employees of the Company or any of its Subsidiaries that are otherwise approved in accordance with the terms of this Agreement. Any arrangement between S, S Parent or their respective Affiliates, on the one hand and the Company or any of its Subsidiaries, on the other hand, to market or sell each other’s products shall be an Affiliate Transaction subject to Section 2.6.2 and this Section 11.3.1.
11.3.5    If there is any dispute about the economics related to any Affiliate Transaction or the accounting treatment of such arrangement, the Neutral Accounting Firm shall be engaged to resolve the dispute as an expert (and the provisions of Section 8.10 shall apply to such dispute resolution mutatis mutandis with respect to the resolution of such dispute).
11.4    Confidentiality.
11.4.1    Except as set forth in any license agreement or commercial arrangement between the Company and/or its Subsidiaries on the one hand and S, S Parent and their Affiliates (other than the Company and its Subsidiaries), on the other hand, executed and delivered on or following the date of this Agreement and approved as an Affiliate Transaction in accordance with the terms of this Agreement (including Section 2.6.2) (a “License Agreement”), each Restricted Party agrees that it will not use, and will not permit any Person to which it discloses any Confidential Information to use, for its or such Person’s benefit or the benefit of any Person other than the Company, at any time any Confidential Information of which any such Restricted Party is or becomes aware, except in connection with its investment in the Company, including its ability to protect its rights with respect to its investment in the Company.
11.4.2    Each Restricted Party further agrees that the Confidential Information will be kept strictly confidential and will not be disclosed by it or its Representatives, except (i) as required by applicable law, stock exchange rule, regulation or legal process (including applicable securities laws and regulations) or in response to any request from a regulatory or other governmental authority having jurisdiction over such Restricted Party, and only after compliance with Section 11.4.3 and (ii) that it may disclose the Confidential Information or portions thereof to those of its officers, employees, directors, partners, advisors, auditors and other agents and representatives (the persons to whom such disclosure is permissible being “Representatives”) who need to know such information in connection with the investment by the Restricted Party in the Company; provided that such Representatives (x) are informed of the confidential and proprietary nature of the Confidential Information and (y) have agreed to maintain the confidentiality of the Confidential Information in accordance with the provisions of this Section 11.4. Each Restricted Party agrees to be responsible for any breach of this Section 11.4 by its Representatives (it being understood that such responsibility shall be in addition to and not by way of limitation of any right or remedy the Company may have against such Representatives with respect to any such breach).
11.4.3    If any Restricted Party subject to this Section 11.4 or Representative thereof becomes the subject of any request from a regulatory or other governmental authority having jurisdiction over such Restricted Party or otherwise becomes legally compelled (including by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose any of the Confidential Information, such Restricted Party or Representative shall provide the Company and each of S and WCAS SRS with prompt and, to the extent reasonably practicable, written notice of such request or requirement prior to disclosing such Confidential Information, and thereafter shall fully cooperate, at the Company’s expense, with all lawful efforts of the Company (or any representative thereof) to restrict, limit or suppress such disclosure, e.g., through a protective order or other appropriate remedy. If such protective order or other remedy is not obtained, such Restricted Party and its Representatives shall disclose only that portion of the Confidential Information which is legally required to be disclosed (as determined in good faith by such Restricted Party in consultation with competent counsel) and shall take all reasonable steps to preserve the confidentiality of the Confidential Information.
11.4.4    As used herein, “Confidential Information” means any information, oral, written, visual or otherwise and in any form or media and including any not embodied in any media, concerning or related to any Applicable Related Party and its respective businesses of which any Restricted Party or Representative thereof becomes aware of by virtue of its ownership of Equity Securities of the Company, service on the Board or any Sub Board, through commercial transactions or otherwise (including any Intellectual Property) (irrespective of the form of communication and whether it has become or becomes aware of such information before, on or after the date hereof), and all analyses, compilations, data, studies, notes, interpretations, memoranda or other documents prepared by any Restricted Party or any Representative thereof containing or based in whole or in part on any such information. The term “Confidential Information” does not, with respect to any Restricted Party, include any information which (i) at the time of disclosure or thereafter is generally available to the public (other than through any act or omission to act by such Restricted Party or its Representative), (ii) is or becomes available to such Restricted Party on a nonconfidential basis from a source other than the Company or its advisors provided that such source was not known by such Restricted Party, after reasonable investigation, to be restricted from disclosing such information to such Restricted Party or its Representative by a legal, contractual or fiduciary obligation or otherwise or (iii) with respect to any Restricted Party that is not an individual, the fact that such Restricted Party is a Stockholder and the amount invested in Stockholder Shares by such Restricted Party.
11.4.5    Notwithstanding anything to the contrary in this Section 11.4, this Section 11.4 shall not prevent WCAS SRS from disclosing such Confidential Information to its direct equity investors or any direct or indirect equity investor in WCAS SRS that is a private equity fund from disclosing such information to its limited partners or potential limited partners as is customary in the ordinary course of its business.
11.5    Non-Solicitation; No Hire. Except as agreed in writing by WCAS SRS and S, neither any Stockholder nor S Parent shall, and each Stockholder and S Parent shall cause its respective Affiliates (other than the Company and its Subsidiaries) not to, solicit or hire any employees of the Company or its Subsidiaries; provided that the foregoing shall not prevent any such Person from (a) placing general advertisements for employees in newspapers, periodicals or other media of general circulation (including through a recruiting firm); provided that, for the avoidance of doubt, this clause (a) shall not permit any such Person to hire any employee of the Company or its Subsidiaries or (b) soliciting or hiring any employee following the one (1) year anniversary of such employee’s termination of employment with the Company and any of its Subsidiaries.
11.6    Use of Intellectual Property. Except as set forth in any License Agreement, no Restricted Party shall, and each Restricted Party shall ensure that its Affiliates do not, for any purpose whatsoever, directly or indirectly (including through any other Person), (a) use, or disclose or otherwise provide any other Person with access to, any Intellectual Property owned, licensed or otherwise controlled by any Applicable Related Party, or that is or has been disclosed or otherwise provided directly or indirectly to such Restricted Party or any of its Affiliates by or on behalf of such Applicable Related Party or any of its Affiliates and regardless of the manner or the form or media (including any Intellectual Property obtained visually or in any other non-tangible form by such Restricted Party or any of its Affiliates through any visit to any facility of such Applicable Related Party or any of its Affiliates and any proprietary or other confidential information with respect to which such Applicable Related Party or any of its Affiliates has an obligation of confidentiality to any other Person) (collectively, “Applicable Related Party Intellectual Property”), or (b) decompile, disassemble or reverse engineer or otherwise attempt to discover, create derivative works of, copy or otherwise reproduce any (i) product (including any software) or any component thereof developed, sold, offered for sale, promoted, marketed, used, delivered, manufactured, or distributed or otherwise used, provided or commercialized (including in connection with the provision of any service to any customer), directly or indirectly, by or on behalf of any Applicable Related Party or any of its Affiliates (collectively, “Applicable Related Party Products”), or (ii) technology, design, work, process, method, source code, database or other Intellectual Property, and including any tangible embodiments or derivative works thereof (regardless of the form or media) and any proprietary information or other confidential information of any Applicable Related Party or any of its Affiliates and including any equipment or component thereof, materials or other items provided to or otherwise obtained or accessed directly or indirectly by such Restricted Party or any of its Affiliates from any Applicable Related Party or any of its Affiliates. In no event shall any Restricted Party or any of its Affiliates be deemed (expressly or by implication, estoppel or otherwise) to (A) (x) have been granted any license or any other right, title or interest in or to (including any license or other right to use or covenant not to sue), or (y) have been conveyed, assigned or otherwise transferred any right, title or interest in or to, any Applicable Related Party Intellectual Property or with respect to any Applicable Related Party Products, or (B) have been granted any right to obtain any such grant or any such conveyance, assignment or other transfer; except to the extent that such Restricted Party or any of its Affiliates is granted any right or license pursuant to the terms of any License Agreement. Each Restricted Party hereby acknowledges and agrees, on behalf of itself and its Affiliates, that, as between such Restricted Party and its Affiliates, on the one hand, and the Applicable Related Party, on the other hand, all right, title and interest in and to the Applicable Related Party Intellectual Property and with respect to the Applicable Related Party Products shall be owned solely and exclusively by such Applicable Related Party (or its successors or assigns). For purpose of this Section 11.6, “Intellectual Property” shall mean any and all of the following in any jurisdiction throughout the world, and all corresponding rights, existing, whether arising by operation of law, contract, license or otherwise: (a) all inventions (whether or not patentable or reduced to practice), all improvements thereto, and all patents and industrial designs (including utility model rights, design rights and industrial property rights), patent and industrial design applications, and patent disclosures, together with all reissues, continuations, continuations-in-part, revisions, divisionals, extensions, and reexaminations in connection therewith and counterparts thereof; (b) all trademarks, service marks, designs, trade dress, logos, slogans, trade names, business names, corporate names, Internet domain names and all other indicia of origin, and all applications, registrations, and renewals in connection therewith, and all goodwill associated with any of the foregoing; (c) all works of authorship (whether or not copyrightable), copyrights and all applications, registrations, and renewals in connection therewith and all data, databases and database rights; (d) all trade secrets, know-how, technologies, processes, techniques, protocols, methods, formulae, data, algorithms, compositions, architectures, layouts, designs, drawings, plans, specifications, methodologies, ideas, research and development, and confidential information (including technical data, customer and supplier lists, pricing and cost information, and business and marketing plans, reports and proposals); (e) all software (including source code, executable code, systems, networks tools, applications, data, databases, firmware and related documentation); (f) all other proprietary rights and intellectual property and all rights with respect thereto or associated therewith; and (g) all copies and tangible embodiments of any of the foregoing (in whatever form or medium).
11.7    Certain Restrictions on other Agreements of the Stockholders. After the Effective Time, no Stockholder shall cause, or permit such Stockholder’s Affiliates to cause, the Company or any of its Subsidiaries to become subject to any restrictions or obligations imposed as a result of such Stockholder’s financing arrangements or other agreements (except to the extent any such financing arrangement or other agreement is for the benefit of the Company or any of its Subsidiaries and is otherwise permitted pursuant to and approved in a manner required by this Agreement) (“Stockholder Restrictions”); provided that the foregoing shall not apply with respect to (i) the 2018 Indenture or the 2021 Indenture, in each case as in effect and publicly available as of the date hereof, or (ii) any amendment to 2018 Indenture or the 2021 Indenture, in each case with Stockholder Restrictions that are no more restrictive than those set forth in the 2021 Indenture.
11.8    Specific Performance and Injunctive Relief.
11.8.1    Each of WCAS SRS, S and the Company and each of their respective Affiliates, successors and assigns would suffer irreparable harm from a breach of this Article XI and that money damages would not be an adequate remedy for any such breach. Therefore, in the event of a breach or threatened breach of this Article XI, in addition and supplementary to other rights and remedies existing, each party hereto may be entitled to specific performance and/or injunctive or other equitable relief as determined by a court of competent jurisdiction in order to enforce, or prevent any violations of, the provisions hereof, without posting a bond or other security and at the expense of the party who is has breached or threatened to breach this Article XI (including reasonable attorneys’ fees and expenses).
11.9    Acknowledgement. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT THE COVENANTS SET FORTH IN THIS ARTICLE XI ARE (A) MATERIAL INDUCEMENT FOR EACH OTHER PARTY TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY, (B) REASONABLY NECESSARY FOR THE PROTECTION OF THE OTHER PARTY’S HERETO AND (C) REASONABLY LIMITED IN ALL RESPECTS.
ARTICLE XII
Insurance and Expense Reimbursement
12.1    Directors and Officers Liability Insurance. Unless otherwise agreed by the Board, the Company shall use reasonable best efforts to obtain and maintain customary directors and officers liability insurance in an amount reasonably satisfactory to the Board, at the Company’s expense, on its own behalf and on behalf of any individual who is or was at any time after the date hereof a director, officer, employee, fiduciary or agent of the Company or any of its Subsidiaries against any liability asserted against him or her and incurred by him or her in any such capacity, whether or not the Company would have the power to indemnify such person against such liability under the General Corporation Law of the State of Delaware.
12.2    Expense Reimbursement. Each member of the Board, any Sub Board or any committee of the Board or any Sub Board (other than those members that are also employees of the Company or any of its Subsidiaries) shall be entitled to reimbursement from the Company or such Subsidiary for his or her reasonable out-of-pocket expenses (including reasonable travel expenses) incurred in attending any meeting of the Board, Sub Board or any committee thereof, subject to the Company’s or such Subsidiary’s expense reimbursement policies as may be in effect from time to time; provided that the Board will work in good faith to establish (with the consent of at least one (1) WCAS Director and one (1) S Director) Board, Sub Board and committee expense reimbursement policies for the Company and its Subsidiaries reasonably promptly following the date of this Agreement and may (with the consent of at least one (1) WCAS Director and one (1) S Director) modify such expense reimbursement policy from time to time after such policy has been established.
ARTICLE XIII
Termination
Notwithstanding anything to the contrary in this Agreement, this Agreement shall automatically terminate and be of no further force or effect immediately after the consummation of an Approved Sale. Each Stockholder shall remain a party to this Agreement and be entitled to the benefits and subject to the obligations hereunder only so long as such Person is the holder of record of any Stockholder Shares. Any action or consent which may be taken by, or other right granted to or obligations of, WCAS SRS and S shall apply to WCAS SRS or S only for so long as such Person owns Stockholder Shares and after such time shall be automatically be deemed to apply only to the applicable of WCAS SRS or S who retains any Stockholder Shares. No termination of this Agreement shall relieve any party of any liability or obligation (i) which accrued or arose prior to termination (including for payment of any Call/Put Price) or (ii) in respect of a breach of this Agreement prior to its termination (including with respect to a Call/Put Default).
ARTICLE XIV
Miscellaneous
14.1    Amendment and Waiver. Except as otherwise expressly set forth herein, no modification, amendment or waiver of any provision of this Agreement shall be effective against the Company or the Stockholders unless such modification, amendment or waiver is approved in writing by the Company, WCAS SRS and S. The failure of any party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.
14.2    Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision of this Agreement in such jurisdiction or affect the validity, legality or enforceability of any provision in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.
14.3    Entire Agreement. Except as otherwise expressly set forth herein, this Agreement embodies the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.
14.4    Successors and Assigns. Except as otherwise expressly set forth herein, this Agreement shall bind and inure to the benefit of and be enforceable by the Company and its successors and assigns and the Stockholders and any subsequent holders of Stockholder Shares and the respective successors and assigns of each of them, so long as they hold Stockholder Shares (and hold or have received Stockholder Shares in accordance with the terms hereof).
14.5    Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier, email or in PDF format shall be effective as delivery of a manually executed signature page hereto.
14.6    Remedies. The parties hereto shall be entitled to enforce their rights under this Agreement specifically, to recover damages and costs (including reasonable attorneys’ fees) caused by any breach of any provision of this Agreement and to exercise all other rights and remedies existing in their favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that the Company or any Stockholder may in its sole discretion apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief (without posting a bond or other security) in order to enforce or prevent any violation of the provisions of this Agreement.
14.7    Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be either personally delivered, or sent via facsimile or mailed first class mail (postage prepaid) or sent by reputable overnight courier service (charges prepaid) to the Company at the address set forth below and to any other recipient at the addresses indicated on Schedule A attached hereto, and to any Additional Stockholder subject to this Agreement at such address as indicated by the Company’s records or at such address or to the attention of such other Person as the recipient party has specified by prior written notice to the sending party. Such notices, demands and other communications shall be deemed to have been given hereunder when delivered personally, when sent via facsimile (as evidenced by a printed confirmation) if sent prior to 5:00 p.m. (local time of recipient) on a business day (or, if not, the next succeeding business day), three business days after deposit in the United States mail and one business day after deposit with a reputable overnight courier service.
c/o Service Repair Solutions Inc.
3058 E. Sunset Road, Suite 107
Las Vegas, NV 89120
Facsimile: (888) 835-7935
Attention:    The Chief Executive Officer and the President of SRS DR Holdco LLC
14.8    Governing Law. This Agreement shall be governed by and construed in accordance with the internal substantive laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware.
14.9    Mutual Waiver of Jury Trial. Each party to this Agreement hereby waives, to the fullest extent permitted by law, any right to trial by jury of any claim, demand, action, or cause of action (i) arising under this Agreement or (ii) in any way connected with or related or incidental to the dealings of the parties hereto in respect of this Agreement or any of the transactions related hereto, in each case, whether now existing or hereafter arising, and whether in contract, tort, equity, or otherwise. Each party to this Agreement hereby agrees and consents that any such claim, demand, action, or cause of action will be decided by court trial without a jury and that the parties to this Agreement may file an original counterpart or a copy of this Agreement with any court as written evidence of the consent of the parties hereto to the waiver of their right to trial by jury.
14.10    Jurisdiction; Venue. EACH OF THE PARTIES SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT SITTING IN WILMINGTON, DELAWARE IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, AGREES THAT ALL CLAIMS IN RESPECT OF THE ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND AGREES NOT TO BRING ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO IN ANY OTHER COURT. EACH OF THE PARTIES WAIVES ANY DEFENSE OF INCONVENIENT FORUM TO THE MAINTENANCE OF ANY ACTION OR PROCEEDING SO BROUGHT AND WAIVES ANY BOND, SURETY OR OTHER SECURITY THAT MIGHT BE REQUIRED OF ANY OTHER PARTY WITH RESPECT THERETO. EACH PARTY AGREES THAT SERVICE OF SUMMONS AND COMPLAINT OR ANY OTHER PROCESS THAT MIGHT BE SERVED IN ANY ACTION OR PROCEEDING MAY BE MADE ON SUCH PARTY BY SENDING OR DELIVERING A COPY OF THE PROCESS TO THE PARTY TO BE SERVED AT THE ADDRESS OF THE PARTY AND IN THE MANNER PROVIDED FOR THE GIVING OF NOTICES IN SECTION 14.7. NOTHING IN THIS SECTION, HOWEVER, SHALL AFFECT THE RIGHT OF ANY PARTY TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PROVIDED BY LAW. EACH PARTY HERETO AGREES THAT A FINAL, NON- APPEALABLE JUDGMENT IN ANY ACTION OR PROCEEDING SO BROUGHT SHALL BE CONCLUSIVE AND MAY BE ENFORCED BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.
14.11    Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.
14.12    No Strict Construction. The parties to this Agreement have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties to this Agreement, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.
14.13    No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their permitted successors and assigns and nothing herein expressed or implied shall give or be construed to give any Person, other than the parties hereto and such permitted successors and assigns, any legal or equitable rights hereunder.
14.14    Further Assurances. Each party to this Agreement shall cooperate with each other at all times to do, or procure the doing of, all acts and things, and execute, or procure the execution of, all documents and instruments, as may reasonably be required to give full effect to this Agreement.
14.15    Interpretative Matters. In this Agreement, unless otherwise specified or where the context otherwise requires (a) the headings of particular provisions of this Agreement are inserted for convenience only and will not be construed as a part of this Agreement or serve as a limitation or expansion on the scope of any term or provision of this Agreement; (b) words importing any gender shall include other genders; (c) words importing the singular only shall include the plural and vice versa; (d) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”; (e) the words “hereof,” “herein,” “hereunder” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement; (f) references to “Sections,” “Exhibits,” or “Schedules” shall be to Sections, Exhibits or Schedules of or to this Agreement; (g) references to any Person include the successors and permitted assigns of such Person; (h) the use of the words “or,” “either” and “any” shall not be exclusive; (i) wherever a conflict exists between this Agreement and any other agreement, this Agreement shall control but solely to the extent of such conflict; (j) references to “$” or “dollars” means the lawful currency of the United States of America; (k) all payments under this Agreement shall be, and all references to payment (whether or not so referenced) shall be deemed to be, a reference to immediately available funds in dollars, (l) references to any law, regulation, rule, agreement, contract or schedule (including to Schedule A attached hereto), unless otherwise stated, are to such law, regulation, rule, agreement, contract or schedule as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof and (m) unless otherwise specified, any reference to “days” (and not to a type of days such as “trading days” or “Business Days”) shall be a reference to calendar days.
14.16    Time of the Essence; Computation of Time. Time is of the essence for each and every provision of this Agreement. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” mean “to but excluding” and the word “through” means “to and including.” Unless otherwise specified in this Agreement, whenever the last day for the exercise of any privilege or the discharge of any duty hereunder shall fall upon a day that is not a Business Day, the party having such privilege or duty may exercise such privilege or discharge such duty on the next succeeding day that is a Business Day.
14.17    S Guaranty.
14.17.1    As a condition and inducement to the willingness of WCAS SRS to enter into this Agreement, each Guarantor agrees as follows:
(a)    The Guarantors (jointly and severally) shall cause S to perform, satisfy and discharge in a timely manner each of the covenants, obligations and liabilities of S under this Agreement.
(b)    The Guarantors (jointly and severally) irrevocably, absolutely and unconditionally guarantees to WCAS SRS and its successors, endorsees and assigns punctual and full payment (in cash) and performance by S of:
(i)    any Call/Put Price when due (whether at stated maturity, acceleration or otherwise) from S pursuant to Article VIII,
(ii)    any and all liabilities, expenses and damages payable by S pursuant to the terms of this Agreement (including any and all obligations, liabilities and damages of any kind whatsoever arising from S’s failure to perform any covenant or obligation it has under Article VIII and the transactions contemplated by Article VIII), and
(iii)    notwithstanding anything to the contrary in this Agreement, any and all out-of-pocket fees and expenses (including fees and expenses of counsel) incurred by any of WCAS SRS, the Company or their respective Affiliates in enforcing their respective rights under this Agreement with respect to S (clauses (i), (ii) and (iii) of this Section 14.17.1(b) collectively, the “Guaranteed Obligations”).
14.17.2    In the event that S fails to satisfy any of the Guaranteed Obligations in a timely manner, the Guarantors (jointly and severally) shall immediately perform or pay (as applicable) such Guaranteed Obligations. A separate action or actions may be brought and prosecuted against either Guarantor to enforce this Section 14.17, irrespective of whether any action is brought against S or the Company or whether either Guarantor is joined in any such action or actions.
14.17.3    The liability of each Guarantor under this Section 14.17 shall, to the fullest extent permitted under applicable law, be absolute and unconditional irrespective of: (i) any change in the corporate existence, structure or ownership of S, either Guarantor, the Company, any Subsidiary of the Company or WCAS SRS, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting either Guarantor, S, the Company, WCAS SRS or any of their respective assets; (ii) any amendment, modification or waiver of this Agreement in accordance with its terms, or change in the time, manner, place or terms of payment or performance, or any change or extension of the time of payment or performance of, renewal or alteration of, any Guaranteed Obligation, any escrow arrangement or other security therefor, any liability incurred directly or indirectly in respect thereof, or any agreement entered into between WCAS SRS and S or the Company and WCAS SRS in connection therewith; (iii) the existence of any claim, set off or other right that either Guarantor may have at any time against the Company, WCAS SRS or their respective Affiliates (provided that the Guarantors or S may assert any such claim or demand in any forum or proceeding that is available to S under this Agreement and under law and related to the Guaranteed Obligation that is being asserted against the Guarantor or S); (iv) the failure or delay on the part of WCAS SRS to assert any claim or demand or to enforce any right or remedy against S or against either Guarantor; (v) the addition, substitution or release of any Person now or hereafter liable with respect to any Guaranteed Obligations or otherwise interested in the transactions contemplated by the Recapitalization Agreement; (vi) the adequacy of any means WCAS SRS may have of obtaining payment related to any Guaranteed Obligation; (vii) any discharge of S or another Guarantor as a matter of applicable law or equity (other than a discharge with respect to any Guaranteed Obligation as a result of payment or performance of such Guaranteed Obligation in full) or (viii) any other act or omission that may or might in any manner or to any extent vary the risk of S or of either Guarantor or otherwise operate as a discharge of S or another Guarantor as a matter of law or equity (other than payment or performance of the Guaranteed Obligations in full).
14.17.4    Each Guarantor irrevocably waives any and all rights and defenses arising by reason of any law which would otherwise require any election of remedies by the WCAS SRS, acceptance hereof, presentment, demand, protest and any notice, all defenses which may be available by virtue of any valuation, stay, moratorium law or other similar law now or hereinafter in effect, any right to require the marshalling of assets of S, the Company, any Subsidiary of the Company or any other Person interested in the transactions contemplated by this Agreement, and all suretyship defenses generally.
14.17.5    Each Guarantor acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by this Agreement and that the waivers set forth in this Section 14.17 are knowingly made in contemplation of such benefits and that if any of such waivers are determined to be contrary to applicable law or public policy, such waivers shall still be effective to the maximum extent permitted by such applicable law or public policy.
14.17.6    WCAS SRS shall not be obligated to file any claim relating to any Guaranteed Obligation in the event that a Guarantor becomes subject to a bankruptcy, reorganization, moratorium or similar proceeding, and the failure of WCAS SRS to so file shall not affect either Guarantor’s obligations hereunder. In the event that any payment to WCAS SRS in respect of any Guaranteed Obligation is rescinded or must otherwise be returned for any reason whatsoever, each Guarantor shall remain fully liable hereunder with respect to the Guaranteed Obligation as if such payment had not been made.
[Signature pages follow]

SRS INVESTMENT HOLDINGS INC. By: //Sanjay Swani Name: Sanjay Swani Title: President

WCAS SRS CO-INVESTMENT, L.P. By: WCAS SRS Co-Investment GP, LLC Its: General Partner By: //Sanjay Swani Name: Sanjay Swani Title: President

CLAIMS SERVICES GROUP, INC. By: //Jason Brady Name: Jason Brady Title: Secretary

Solely for the purposes of Article XI and Article XIV:
SOLERA HOLDINGS, INC. By: //Jason Brady Name: Jason Brady Title: Secretary

Solely for the purposes of Article XIV:
AUDATEX NORTH AMERICA, INC. By: //Jason Brady Name: Jason Brady Title: Secretary

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